UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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Avangrid, Inc.

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2019 Notice of Annual Meeting OF SHAREHOLDERS & PROXY STATEMENT

Notice of 2019 Annual Meeting Shareholders

WilmerHale 60 State Street	June 27, 2019 8:30 a.m. Local Time
Boston, Massachusetts, 02109

The Notice of Meeting, Proxy Statement, and Annual Report on Form 10-K

are available free of charge at www.avangrid.com

Items of Business

1.	To elect 14 director nominees to our board of directors;

2.	To ratify the selection of KPMG US LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2019;

3.	To approve, on an advisory basis, named executive officer compensation;

4.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Record Date

April 29, 2019

Date These Proxy Materials Are First Being Made Available

April 29, 2019

Sincerely,

R. Scott Mahoney

Senior Vice President – General Counsel and Secretary

Orange, Connecticut

April 29, 2019

Executive Compensation	41

Compensation, Nominating and Corporate Governance Committee Report	42

Compensation Discussion and Analysis	42

Summary Compensation Table	57

Grants of Plan-Based Awards	59

Summary of Employment Agreements	60

Summary of Equity Incentive Plans	65

Outstanding Equity Awards at Fiscal Year-End	67

Stock Vested	68

Pension Benefits	68

Nonqualified Deferred Compensation	71

Potential Payments upon Termination or Change in Control	73

CEO Pay Ratio	75

Proposals	76

Proposal One – Election of Directors	77

Proposal Two – Ratification of the Selection of KPMG as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2019	78

Proposal Three – Advisory Approval of Our Named Executive Officer Compensation	82

Other Information	83

Report of the Audit and Compliance Committee	84

Equity Compensation Plan Information	85

Security Ownership of Certain Beneficial Owners and Management	86

Section 16(a) Beneficial Ownership Reporting Compliance	87

Date for Submission of Proposals by Shareholders	87

Frequently Asked Questions	88

Additional Information	92

Other Business	93

Availability of Proxy Materials	93

Annex A – Non-GAAP Financial Measures	A-1

Proxy Statement Summary

This summary highlights the proposals to be acted upon, as well as corporate governance and compensation information described in more detail in this proxy statement for our 2019 annual meeting of shareholders (the “Annual Meeting”). In addition, this summary provides a brief description of our purpose and values and sustainability achievements during 2018. In this Proxy Statement the terms “AVANGRID,” “company,” “we,” and “our” refer to Avangrid, Inc.

2019 Proxy Statement	1

Proxy Statement Summary (continued)

Matters to be Voted on at our Annual Meeting

		More Information	Board Vote Recommendation	Vote Required for Approval

Proposal One	Election of Directors	Page 77	FOR each director	Nominees receiving majority of votes cast

Proposal Two	Ratification of the selection of KPMG US, LLP (“KPMG”) as our Independent Registered Public Accounting Firm for 2019	Page 78	FOR	Majority of votes cast

Proposal Three	Advisory Vote to Approve Named Executive Officer Compensation	Page 82	FOR	Majority of votes cast

How to Vote

It is important that your shares be represented and voted at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, please vote in advance of the meeting in the event your plans change.

BY INTERNET You can vote your shares online at www.proxyvote.com
BY TELEPHONE You can vote your shares by calling the number printed on your proxy card or voting instruction form
BY MAIL Mail your signed proxy card

Attending our Annual Meeting

If you plan to attend the Annual Meeting in person, you must bring photo identification to be admitted. If you are a street name shareholder (i.e., you hold your shares through an intermediary, such as a bank or broker), you also must bring a letter from your intermediary confirming your beneficial ownership of your shares and, if you intend to vote the shares, a proxy permitting you to vote them. To request a proxy, follow the instructions at www.proxyvote.com. For additional information about our Annual Meeting, see Frequently Asked Questions beginning on page 88.

2	2019 Proxy Statement

Proxy Statement Summary (continued)

Director Nominees

Name	Age	Independent	Committee Memberships

Ignacio Sánchez Galán (Board Chair)	68		● Compensation, Nominating and Corporate Governance ● Executive

John Baldacci (Board Vice Chair)	64

Robert Duffy	64	✓

Carol Folt	67	✓	● Audit and Compliance

Teresa Herbert	57	✓

Patricia Jacobs	55	✓

John Lahey	72	✓	● Compensation, Nominating and Corporate Governance ● Executive

Santiago Martinez Garrido	50

Sonsoles Rubio Reinoso	49

Juan Carlos Rebollo Liceaga	57

José Sáinz Armada	59		● Executive

Alan Solomont	70	✓	● Audit and Compliance

Elizabeth Timm	65	✓	● Audit and Compliance

James Torgerson	66		● Executive

Seven nominees (or 50%) are independent	Five nominees (or ~36%) are women

2019 Proxy Statement	3

Proxy Statement Summary (continued)

AVANGRID Organizational Structure

2018 Business Highlights

2018 Business Highlights

Investing in a smarter, cleaner and more sustainable future, we executed on the growth in our strategic plan during 2018.

Highlights of our performance include:

Fiscal year 2018 consolidated net income of $595 million (or $1.92 per share); consolidated adjusted net income of $684 million (or $2.21 per share)*

Capital spending of ~$1.7B in 2018

Invested ~$1.4B in our electric and natural gas distribution businesses
~594 MW of solar and onshore wind long term contracts executed in 2018 and started construction of ~1 GW of onshore wind projects

Completed sale of the non-core gas storage & trading businesses in 2018

Two New England clean energy strategic projects are advancing and remain on track

Increased our quarterly dividend in the third quarter of 2018 to $0.44 per share

*

Adjusted net income is a financial measure that was not prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP) financial measure. See Annex A to this proxy statement for a discussion of adjusted net income as well as a reconciliation of adjusted net income to net income prepared in accordance with GAAP.

4	2019 Proxy Statement

Proxy Statement Summary (continued)

Purpose and Values

Our commitment to transforming the current energy model towards a new one in which the priority is the well-being of people and the conservation of the planet is reflected in our purpose:

“Working together to deliver a more accessible clean energy model that promotes healthier, more sustainable communities every day.”

To meet this purpose, three corporate values define our identity and form the backbone of our strategy:

Sustainable

We seek to be a model of inspiration for creating economic, social and environmental value in our communities, and we act positively to affect local development, generate employment, and give back to the community.

Agile

We act efficiently and with passion to drive innovation and continuous improvement at both the local and global level.

Collaborative

We work together toward a common purpose and mutual benefit while valuing each other and our differences.

For more information about our purpose and value, please see the Corporate Governance section of our website at www.avangrid.com.

2019 Proxy Statement	5

Proxy Statement Summary (continued)

Committed to Sustainable Development

Sustainability is firmly entrenched in the values and principles that guide our board of directors, and respect for people, safety, communities and the environment are key priorities driving our business success. AVANGRID has incorporated the Sustainable Development Goals (“SDGs”) approved by the member states of the United Nations into the company’s strategy and governance system. In line with this principle, AVANGRID focuses its efforts on affordable, clean energy while nurturing sustainable communities through investments in research, development and innovation. This is aligned with the company’s continued stewardship for action on climate. These commitments are articulated in our sustainable development policies, which have been adopted by our board of directors and support the SDGs (available at www.avangrid.com).

We focus our efforts particularly on building an affordable and clean energy supply and acting for climate change.

Key sustainability achievements in 2018:

•	7.6 GW of installed renewable capacity in 22 states. Our renewables business is among the top three wind operators in the United States.

•

89% of our generation capacity in 2018 was emission free. In 2018, we achieved a carbon dioxide emissions intensity of 53.9g CO2/kWh, which is a 15% reduction compared to 2015 baseline, more than eight times lower than the U.S. utility average, as reported by the U.S. Energy Information Administration.

For more information about our economic, social, and environmental goals and achievements during 2018 we encourage you to read the company’s Sustainability Report for 2018 available at www.avangrid.com.

6	2019 Proxy Statement

Proxy Statement Summary (continued)

Executive Compensation Highlights

Our executive compensation program is designed to effectively reward performance, while reflecting the responsibilities of our executive officers. Our compensation philosophy is to offer compensation that makes it possible to attract, retain, and motivate the most qualified professionals in a way that aligns with our long-term business goals and values, without motivating or rewarding excessive risk-taking. At our 2018 annual meeting, over 99% of the votes cast were in favor of our named executive officer compensation.

The key elements of our program are:

•	Base salary

•	Annual cash incentive; and

•	Long-term equity incentive.

What We Do	What We Don’t Do

Engage independent compensation consultant	No guaranteed annual salary increases or incentive payments

Use variable pay and long-term equity incentive awards as substantial portion of total compensation	No excise tax gross-ups or excessive perquisites

Robust stock ownership guidelines with an equity retention requirement for CEO and executive officers	No hedging, pledging or short sale transactions

Clawback of executive compensation paid in the event of certain acts of misconduct	No single trigger change of control arrangements

Engage shareholders on executive compensation matters and consider prior year’s “say on pay” vote	No new stock option awards or stock option repricing

For a detailed discussion of our executive compensation program, please see the “Compensation Discussion and Analysis” beginning on page 42.

2019 Proxy Statement	7

Proxy Statement Summary (continued)

Corporate Governance Highlights

We believe that effective corporate governance is not a one-size-fits all approach. We carefully consider our corporate governance practices to ensure that they are appropriately tailored to our business and promote the long-term interest of our shareholders. Our corporate governance system includes a proactive engagement process. We encourage constructive dialogue with and feedback from all our shareholders to help shape our governance practices.

Highlights of our corporate governance include:

Recognized as one of the World’s Most Ethical Companies® for 2019

Earned the Compliance Leader Verification certification from the Ethisphere Institute, a third party verification of its ethics and compliance program

Named company with the “best corporate governance” in the USA for 2019 by World Finance magazine

Majority voting in uncontested elections of directors

A majority (i.e., 8 out of 14) of our director nominees are not affiliated with our controlling shareholder, Iberdrola, S.A.

Five of our director nominees are citizens of countries other than the United States

Refreshed Corporate Governance System reflecting commitment to contributing to achievement of the Sustainable Development Goals approved by the member states of the United Nations

Robust shareholder engagement program

Majority independent compensation, nominating and corporate governance committee

Audit and compliance committee comprised of all independent members

Unaffiliated committee of directors not affiliated with Iberdrola, S.A. responsible for, among other things, approving all transactions entered into between us and Iberdrola, S.A. and its affiliates

Independent director leads regular executive sessions of non-management and independent directors

Annual board and committee self-assessment

Annual evaluation by an independent third party of the board, audit and compliance committee, compensation, nominating and corporate governance committee, and principal subsidiary governance bodies

No poison pill

Annual election of directors (i.e., no staggered board)

8	2019 Proxy Statement

Directors

This section describes the director nomination process and the experience and qualifications of our board members and how they are compensated.

2019 Proxy Statement	9

Directors (continued)

Director Nomination Process

The compensation, nominating and corporate governance committee is responsible for identifying and evaluating potential director candidates, reviewing board and committee composition and making recommendations to the full board. In order to maintain a board with an appropriate mix of experience and qualifications, the compensation, nominating and corporate governance committee routinely assesses the composition of the board. The committee aims to strike a balance between the knowledge and understanding of the business that comes from longer-term service on the board with the fresh ideas and perspective that can come from adding new members and also considers the expertise and cognitive diversity that is needed as our business changes and expands, as well as the importance of diversity of age, gender, race, ethnicity, and nationality on the board. The compensation, nominating and corporate governance committee may engage an external search firm or a third party from time to time to assist it in identifying and evaluating director-nominee candidates, in addition to current members of the board standing for reelection.

Our criteria for directors are discussed in our corporate governance guidelines and our compensation, nominating and corporate governance committee charter, copies of which are available on our website at www.avangrid.com. Consistent with these guidelines, the compensation, nominating and corporate governance committee ensures that the nominees are qualified with relevant expertise, competence, experience, and training. All of the nominees must also have the time and commitment to meet their responsibilities as members of the board of directors. The compensation, nominating and corporate governance committee has no specific policy on diversity. However, the board recognizes the benefit of having directors who reflect differing individual attributes to contribute to the board’s discussion, evaluation and decision-making and considers diversity of knowledge, experience, origin, nationality, and gender. In the board’s annual performance evaluations conducted by the board and its committees, the board from time to time considers whether the members of the board reflect such diversity and whether such diversity contributes to a constructive and collegial environment.

The compensation, nominating and corporate governance committee will consider persons recommended by shareholders for election to the board. The committee will review the qualifications and experience of each recommended candidate using the same criteria for candidates proposed by board members and communicate its decision to the candidate or the person who made the recommendation.

To recommend an individual for board membership, write to:

Senior Vice President – General Counsel and Corporate Secretary AVANGRID, Inc. 180 Marsh Hill Road Orange, Connecticut 06477

10	2019 Proxy Statement

Directors (continued)

Board Refreshment

This year the board focused on refreshment and is proposing changes to its composition that resulted from a thoughtful process informed by the board’s comprehensive self-evaluation and director nomination process, as well as feedback received from the company’s engagement with shareholders and other stakeholders. As part of this process, the board has nominated four new directors that complement the overall skills and capabilities of the board in ways identified through the board’s self-evaluation.

On April 11, 2019, upon the recommendation of the compensation, nominating and corporate governance committee, the board nominated Ignacio Sánchez Galán, John Baldacci, Carol Folt, John Lahey, Santiago Martinez Garrido, Juan Carlos Rebollo Liceaga, José Sáinz Armada, Alan Solomont, Elizabeth Timm, and James Torgerson to stand for re-election. In addition, Robert Duffy, Teresa Herbert, Patricia Jacobs, and Sonsoles Rubio Reinoso were nominated to stand for election. Mmes. Herbert, Jacobs, Rubio Reinoso and Mr. Duffy were identified as candidates by an independent director, management, and the chair of the board, and evaluated by PricewaterhouseCoopers (“PwC”), an independent advisor retained directly by the committee to assist with identifying, screening and evaluating candidates for the board. This refreshment includes a 250% increase in gender diversity on the board, with three out of four of the new nominees, and approximately 36% of the total nominees, women.

Messrs. Azagra Blázquez, Chase, and Elías Ayub, who each served on the board since 2014, 2015, and 2014, respectively, and whose terms expire on the day of the Annual Meeting, were not nominated by the board to stand for re-election

Director Recruitment Process

2019 Proxy Statement	11

Directors (continued)

Director Qualifications and Experience

The following chart reflects areas of qualifications and experience that our board views as important when evaluating director nominees. The compensation, nominating and corporate governance committee and our board believe that each director nominee brings to our board his or her own unique background and range of expertise, knowledge, and experience, including as a result of his or her valued service on our board and its committees, that provide our board as a whole with an appropriate and diverse mix of qualifications, skills, and attributes necessary for our board to fulfill its oversight responsibility to our shareholders. Each director nominee also contributes other important skills, expertise, experience, and personal attributes to our board that are not reflected in the chart below.

Director	Senior Leadership	Risk Management	Government / Regulatory	Finance / Financial Disclosure / Accounting	Global Perspective / International	Environmental / Industry	NYSE Independent	Audit Committee Financial Expert	Diversity

Ignacio Sánchez Galán	●	●	●		●	●

John Baldacci	●		●

Robert Duffy	●		●	●		●	●

Carol Folt	●		●				●		●

Teresa Herbert	●	●	●	●			●	●	●

Patricia Jacobs	●	●	●				●		●

John Lahey	●		●	●			●

Santiago Martinez Garrido	●	●	●		●	●

Sonsoles Rubio Reinoso	●	●	●	●	●	●			●

Juan Carlos Rebollo Liceaga	●	●		●	●	●

José Sáinz Armada	●	●		●	●	●

Alan Solomont	●		●	●			●

Elizabeth Timm	●	●		●			●	●	●

James Torgerson	●	●	●	●		●

Total director nominees with particular qualifications and experience

12	2019 Proxy Statement

Directors (continued)

Your Board’s Nominees for Director

The following biographies describe the skills, qualities, attributes, and experience of the nominees that led the board and the compensation, nominating and corporate governance committee to determine that it is appropriate to nominate these individuals for election at the Annual Meeting. All the nominees other than Mmes. Herbert, Jacobs, and Rubio Reinoso and Mr. Duffy, currently serve as directors and were elected at the 2018 annual meeting of shareholders.

Ignacio Sánchez Galán Director since 2014 Chairman of the Board Executive Committee Chair Compensation, Nominating and Corporate Governance

Mr. Galán, 68, has served as chairman and chief executive officer of Iberdrola, S.A. since 2006. Mr. Galán has also served as the chairman of the board of directors of Scottish Power Ltd., an energy company in the United Kingdom (“Scottish Power”), since 2007, and as chairman of the board of directors of Neoenergia, S.A., a Brazilian energy company (“Neoenergia”), since 2017, each subsidiaries of Iberdrola, S.A. Mr. Galán holds honorary degrees from the Universities of Salamanca, Edinburgh and Strathclyde, where he is a visiting professor. Mr. Galán graduated as an industrial engineer from the Engineering School (ICAI) of Universidad Pontificia Comillas (Madrid). He also graduated in Business Administration and Foreign Trade from ICADE at Universidad Pontificia Comillas (Madrid) and in General Business Administration and Foreign Trade from the School of Industrial Organisation (EOI) in Madrid.

Among other qualifications, Mr. Galán brings to the board executive leadership experience in the energy industry, including his service as chairman and chief executive officer of a large international public company, along with extensive expertise in sustainable development, risk management and strategic planning and leadership of complex organizations in the global business environment.

Other current public company directorships

Iberdrola, S.A.

Selected directorships and memberships

Chairman of the Board of Directors, Scottish Power Ltd.

Chairman of the Board of Directors, Neoenergia, S.A.

Board of Trustees, Princess of Asturias Foundation

Board of Trustees, COTEC Foundation

Board of Trustees, Carolina Foundation

Board of Trustees, Comillas-ICAI University Foundation

Board of Trustees, Conocimiento y Desarrollo Foundation

Board of Trustees, Aspen Institute Spain Foundation

Board of Trustees, Elcano Royal Institute

Royal Board of Trustees, Museo del Prado

Presidential CEO Advisory Board, Massachusetts Institute of Technology

Group of top utilities executives, World Economic Forum

Steering Committee, European Round Table of Industrialists

2019 Proxy Statement	13

Directors (continued)

John E. Baldacci Director since 2014 Vice Chair of the Board

Mr. Baldacci, 64, has served as Senior Advisor for Economic Development & Government Relations at Pierce Atwood LLP since 2012. Mr. Baldacci served as the 73rd Governor of the State of Maine from 2003 until 2011. He previously served as director of the U.S. Department of Defense’s Military Health Care Reform Initiative from 2011 to 2012, and U.S. Representative for Maine’s 2nd Congressional District from 1995 to 2003. Mr. Baldacci earned a B.A. in History from the University of Maine at Orono. See the section entitled “Certain Relationships and Related Party Transactions—Other Relationships” in this proxy statement for additional information about Mr. Baldacci.

Among other qualifications, Mr. Baldacci brings senior leadership experience to the board, including his service as the Governor of the State of Maine, along with extensive experience in economic development and government relations.

Selected directorships and memberships

Board of Directors, Jobs for America’s Graduates

Robert Duffy

Mr. Duffy, 64, has served as President and Chief Executive Officer of the Greater Rochester Chamber of Commerce since January 1, 2015. Prior to working for Rochester Business Alliance, Mr. Duffy served as Lieutenant Governor in New York in Governor Andrew Cuomo’s administration from January 2011 to December 2014. Mr. Duffy previously served as Rochester mayor from January 2006 to January 2011 and as Rochester police chief from March 1998 to April 2005, when he resigned his post to run for mayor. He joined the Rochester Police Department in November 1976. Mr. Duffy holds two degrees from Monroe Community College, a Bachelor of Science degree from Rochester Institute of Technology, and Master of Arts degree from the Maxwell School of Citizenship and Public Affairs at Syracuse University.

Among other qualifications, Mr. Duffy brings to the board senior leadership experience, including his service as the lieutenant governor of New York, along with extensive experience in government relations, economic development, public policy, and risk management.

Selected directorships and memberships

Board of Trustees, State University of New York

Board of Directors, Business Council of New York State

Board of Directors, Center for Governmental Research

14	2019 Proxy Statement

Directors (continued)

Carol L. Folt Director since 2015 Audit and Compliance Committee

Ms. Folt, 67, holds tenured appointments in the faculties of Biological Sciences and the School of Global Public Health at the University of North Carolina and served as a member of the board of directors and president of the University of North Carolina at Chapel Hill from 2013 until January 2019. On July 1, 2019, Ms. Folt will take office as the 12th President of the University of Southern California. Ms. Folt became the 11th Chancellor of the University of North Carolina at Chapel Hill and its1st female leader on July 1, 2013. Ms. Folt previously served as interim president of Dartmouth College from 2012 to 2013 and provost from 2009 to 2012, among other roles, and was on the faculty in Biology. Ms. Folt earned a bachelors and masters of arts at the University of California, Santa Barbara, and a Ph.D. from the University of California, Davis.

Among other qualifications, Ms. Folt brings to the board executive leadership experience, including her service as the first female chancellor of a leading public university in the United States, and a valuable and different perspective due to her leadership in science, teaching and administrative leadership.

Teresa Herbert

Ms. Herbert, 57, has served as Chief Financial Officer of Independence Holding Company (NYSE: IHC), and in various accounting positions with Independence Holding Company since 1988. From 2002 to 2016, Ms. Herbert also served on the board of directors and as Chief Financial Officer of American Independence Corp., a public company traded on the NASDAQ, until the company was merged out of business in 2016. Ms. Herbert is a certified public accountant (inactive) and received a bachelor of science degree in accounting from Rutgers University.

Among other qualifications, Ms. Herbert brings to the board financial and accounting expertise as the chief financial officer of a public company and experience in corporate strategy, risk management, and strategic planning.

Other current public company directorships

Board of Directors, Independence Holding Company

Selected directorships and memberships

Board of Directors, Standard Security Life Insurance Company of New York

Board of Directors, Independence American Insurance Company

2019 Proxy Statement	15

Directors (continued)

Patricia Jacobs

Ms. Jacobs, 55, has served as President of AT&T New England since 2012, and is responsible for developing the overall strategic direction for AT&T’s corporate activities in New England. Ms. Jacobs has held numerous leadership positions at the company including as regional vice president for international affairs and regional vice president for federal affairs. Prior to joining AT&T, Ms. Jacobs served as an aide to Congressman Edward J. Markey (D-MA), and as a member of the staff of the Massachusetts Senate’s Commerce and Labor Committee. Ms. Jacobs holds a B.A. from the University of Texas at Austin, and an M.A. and Ph.D. in Political Science from Boston College.

Among other qualifications, Ms. Jacobs brings to the board executive leadership experience, including her service as an executive at a global telecommunications business, along with strategic decision-making, regulatory and public policy expertise.

Selected directorships and memberships

Board of Directors, Massachusetts Port Authority

Board of Directors, John F. Kennedy Library Foundation

Board of Trustees, Boys & Girls Clubs of Boston

Board of Directors, Greater Boston Chamber

Board of Directors, Massachusetts Business Roundtable

Vice Chair, New England Council

John L. Lahey Director since 2015 Compensation, Nominating and Corporate Governance Committee Executive Committee

Mr. Lahey, 72, currently serves as President Emeritus and Professor of Philosophy of Quinnipiac University in Hamden, Connecticut, a private, coeducational university. Mr. Lahey previously served as the President of Quinnipiac University for 31 years. Mr. Lahey served as a Director of UIL from 1994 to 2015, and as its non-executive chair from 2010 until 2015. Mr. Lahey holds bachelor’s and master’s degrees from the University of Dayton, a master’s degree from Columbia University, and a Ph.D. from the University of Miami.

Among other qualifications, Mr. Lahey brings to the board executive leadership experience, including his service as the former president of a prestigious coeducational university, along with strategic decision-making, communications, and financial experience through his service on other public company boards.

Other current public company directorships

Board of Directors, Independence Holding Company

Selected directorships and memberships

Board of Directors, Yale New Haven Health System

Board of Directors, Standard Security Life Insurance Company of New York

Board of Directors, Alliance for Cancer Gene Therapy

16	2019 Proxy Statement

Directors (continued)

Santiago Martinez Garrido Director since 2015

Mr. Martinez Garrido, 50, has served as the Head of Legal Services for Iberdrola, S.A. since 2016, and served as Deputy Secretary of the Iberdrola, S.A. board of directors since 2015. Mr. Martinez Garrido has also served as a member of the board of Neoenergia since 2014, and served as a director of Elecktro Holdings, S.A. from 2012 to 2018. Previously, he served as Head of Corporate Legal Services of Iberdrola, S.A., secretary of the board of directors of Iberdrola Renovables, S.A., secretary of the board of directors of Iberdrola España, S.A.U., and secretary of the board of directors of Fundación Iberdrola, the charitable foundation of Iberdrola, S.A. Before joining Iberdrola, S.A., Mr. Martinez Garrido served as Chief of Staff of the Minister of Justice of Spain and of the Justice Secretary of State of Spain from 2000 to 2004. Mr. Martinez Garrido has served as the secretary of the board of trustees of the Royal Academy of Jurisprudence and Legislation in Madrid since 2014. Mr. Martinez Garrido is a State Lawyer and has a degree in Law from Universidad Complutense in Madrid, a degree in Business Studies from Colegio Universitario San Pablo in Madrid and a PhD from Universidad Autónoma de Barcelona.

Among other qualifications, Mr. Martinez Garrido brings to the board executive leadership experience and extensive legal expertise in the energy industry, along with a global business perspective from his service as a senior executive at a large international public company.

Selected directorships and memberships

Board of Directors of Neoenergia, S.A.

Juan Carlos Rebollo Liceaga Director since 2015

Mr. Rebollo Liceaga, 57, has served as the Administration and Control Director of Iberdrola, S.A. since 2010. Mr. Rebollo Liceaga also currently serves as a member of the board and the audit committee of Iberdrola España, S.A., Neoenergia, and Scottish Power. Prior to joining Iberdrola, S.A., Mr. Rebollo Liceaga worked at Arthur Andersen. Mr. Rebollo Liceaga holds a degree in Business Administration from the Universidad Comercial de Deusto.

Among other qualifications, Mr. Rebollo Liceaga brings to the board executive leadership experience and extensive financial and accounting expertise, experience in strategic planning and risk management of complex organizations, and a global business perspective from his service as a senior executive at a large international public company.

Selected directorships and memberships

Board of Directors and Audit and Compliance Committee, Iberdrola España, S.A.

Board of Directors of Neoenergia, S.A.

Board of Directors, Scottish Power Ltd.

2019 Proxy Statement	17

Directors (continued)

Sonsoles Rubio Reinoso

Ms. Rubio Reinoso, 49, has served as Internal Audit Director of Iberdrola, S.A. since 2017. Ms. Rubio Reinoso joined Iberdrola, S.A. in 2008 as Internal Audit Manager of Renewable Business in Iberdrola Renovables, S.A. and later became the Chief Compliance Officer of Iberdrola, S.A. Prior to joining Iberdrola, S.A, Mr. Rubio Reinoso worked at Arthur Anderson, Repsol YPF, S.A., and Holcim, S.A. Ms. Rubio Reinoso served as a director of Seimens Gamesa Renewable Energy, S.A. from December 2011 until December 2018. Ms. Rubio Reinoso holds a degree in Economics and Business Sciences from Universidad Autónoma Madrid, a Master’s Degree in Insurance Management through ICEA, and a PPD through IESE. She is a Certified Internal Auditor, Certified Fraud Examiner, Certified Risk Management professional, Certified Compliance & Ethics Professional, and Leading Professional in Ethics & Compliance. She is vice president of the Institute of Internal Auditors in Spain.

Among other qualifications, Mr. Rubio Reinoso brings to the board executive leadership experience and extensive financial and accounting expertise and experience in risk management and the internal audit of complex organizations, and a global business perspective from her service as a senior executive at a large international public company.

José Sáinz Armada Director since 2014 Executive Committee

Mr. Sáinz Armada, 59, has been the Chief Financial and Resources Officer of Iberdrola, S.A. since 2015. Previously, Mr. Sáinz Armada served as Chief Financial Officer from 2004 to 2015. Before joining Iberdrola, S.A., Mr. Sáinz Armada started his professional career at JP Morgan. He then held various positions Argentaria Bolsa, Banco de Negocios Argentaria, Argentaria, and Banco Bilbao Vizcaya Argentaria, S.A. (BBVA). Mr. Sáinz Armada earned a degree in Law and Business Administration from the Catholic Institute of Business Administration from the Universidad Pontificia de Comillas Madrid and a M.B.A. from INSEAD in Fontainebleau, France.

Among other qualifications, Mr. Sáinz Armada brings to the board financial and accounting expertise as the chief financial and resources officer of a large international public company and experience in corporate strategy, risk management, and strategic planning of complex organizations from his service as a senior executive at a large international public company.

Selected directorships and memberships

Board of Directors, Neoenergia, S.A.

Board of Directors, Scottish Power Ltd.

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Directors (continued)

Alan D. Solomont Director since 2014 Audit and Compliance Committee Chair

Mr. Solomont, 70, has served as Pierre and Pamela Omidyar Dean of the Jonathan M. Tisch College of Civic Life at Tufts University since January 2014, and as chairman of the board of directors of the Spain-U.S. Chamber of Commerce since 2013. He previously served as United States Ambassador to Spain and Andorra from 2009 to 2013. Prior to his posting to Madrid, he was a member of the bipartisan board of directors of the Corporation for National and Community Service beginning in 2000, and he was elected chair in 2009. Mr. Solomont has a B.A. in political science and urban studies from Tufts University and a B.S. in nursing from the University of Massachusetts Lowell.

Among other qualifications, Mr. Solomont brings to the board extensive experience in the nonprofit industry and strategic decision-making and financial experience through his service on other boards.

Elizabeth Timm Director since 2016 Audit and Compliance Committee

Ms. Timm, 65, is the retired Maine Market President of the Bank of America (NYSE:BAC) and its predecessor company, Fleet Bank. Ms. Timm served in this role from 1998 until 2012. Ms. Timm served as a management and financial consultant for RE/MAX By the Bay in Portland from 2012 until December 2015. Ms. Timm served as an independent director of Networks, a wholly-owned subsidiary of the company, and chair of the Networks audit and compliance committee from March 2015 until her election to our board. Ms. Timm holds a Bachelor of Arts degree in Psychology from the University of Maine and an M.B.A. in Business from the University of Southern Maine.

Among other qualifications, Ms. Timm brings to the board financial and business expertise and experience in strategic planning and risk management through her service as a banking executive.

Selected directorships and memberships

Board of Directors, Olympia Snowe Women’s Leadership Institute

Board of Directors, University of Maine System

Board of Directors, Girl Scouts of Maine

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Directors (continued)

James Torgerson Director since 2015 Executive Committee

Mr. Torgerson, 66, has served as the CEO and as a director of AVANGRID since December 2015. Mr. Torgerson had been president and chief executive officer and a director of UIL since 2006. Prior to 2006, Mr. Torgerson was president and chief executive officer of Midwest Independent Transmission System Operator, Inc. Mr. Torgerson is the former chairman and a director of the Connecticut Business and Industry Association and chairman of the Connecticut Institute for the 21st Century. Mr. Torgerson holds a bachelor’s of business administration degree in accounting from Cleveland State University.

Among other qualifications, Mr. Torgerson brings to the board extensive executive leadership experience in the energy industry, including financial, accounting and utility operations, risk management and strategic decision-making at complex organizations.

Selected directorships and memberships

Chair of Board and Executive Committee, American Gas Association

Board of Directors and Executive Committee, Edison Electric Institute

Board of Trustees, Yale-New Haven Hospital

Board of Directors, Yale New Haven Health System

Current Directors Not Standing For Re-Election

The term of office of Messrs. Azagra Blázquez, Chase, and Elías Ayub expires on the day of the Annual Meeting and they will not stand for re-election.

Pedro Azagra Blázquez Director since 2014 Executive Committee

Mr. Azagra Blázquez, 50, has served as the Chief Development Officer of Iberdrola, S.A. since 2008. He previously served as Director of Strategy from 1997 to 2001 and was responsible for corporate development activities of the Iberdrola group from 2001 to 2008. Mr. Azagra Blázquez has served as Professor of Corporate Finance and Mergers and Acquisitions at Universidad Pontificia de Comillas, in Madrid, Spain since 1998. Before joining the Iberdrola group he worked at Morgan Stanley in London and New York in the investment banking division in advisory, equity and debt transactions. He earned a business degree and a law degree from Universidad Pontificia de Comillas and a M.B.A. from the University of Chicago.

Among other qualifications, Mr. Azagra Blázquez brings to the board senior leadership experience through his service as a senior executive at a large international public company, along with his extensive knowledge of the utilities industry, capital markets and finance, and corporate strategy in the global business environment.

Selected directorships and memberships

Board of Directors, Neoenergia, S.A.

Board of Directors, Siemens Gamesa Renewable Energy, S.A.

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Directors (continued)

Arnold L. Chase Director since 2015 Unaffiliated Committee

Mr. Chase, 67, currently serves as President and a Director of Gemini Networks, Inc. and Managing Member of Chase Enterprises Holding LLC, Hartford, Connecticut, both of which are privately owned investment holding companies. Mr. Chase previously served as a Director of UIL Holdings Corporation (“UIL”) from 1999 to 2015 and served as the chair of the retirement benefits plans investment committee. Mr. Chase holds a Bachelor of Science degree in business administration from Babson College.

Among other qualifications, Mr. Chase brings to the board technical knowledge, familiarity with the federal and state regulatory process, and energy industry experience through his service on other boards.

Selected directorships and memberships

Director, Gemini Networks, Inc.

Board of Trustees, Connecticut Public Broadcasting, Inc.

Board of Trustees, Talcott Mountain Science Center

Board of Directors, Hartford Hospital

Alfredo Elías Ayub Director since 2014 Chair of Compensation, Nominating and Corporate Governance Committee Interim Chair of Unaffiliated Committee

Mr. Elías Ayub, 69, is currently the president of the board of directors of Promociones Metropolis, S.A. de C.V. From 2012 to 2015, Mr. Elías Ayub served as a director of Arcos Dorados Holdings Inc. (NYSE: ARCO). Mr. Elías Ayub previously served as chief executive officer and a director of Federal Electricity Commission, a Mexican state owned electricity company, from 1999 to 2011 and held a number of positions in the state owned industry and energy sector including Deputy Minister of Mines and Basic Industry and Deputy Energy Minister. He previously served as deputy director and director of Universidad Anáhuac’s Engineering School from 1978 to 1981 and a member of the Dean of Students Board of Advisors of Harvard University Business School from 2010 to 2013. Mr. Elías Ayub earned a degree in Civil Engineering from Universidad Anáhuac, in Mexico City, and a M.B.A. from Harvard University.

Among other qualifications, Mr. Elías Ayub brings to the board executive leadership experience in the energy industry, including his service as chief executive officer of a Mexican electricity company, along with experience in strategic planning and leadership of complex organizations, and a global business perspective from his service on other boards.

Other current public company directorships

Board of Directors, Grupo Financiero Banorte

Selected directorships and memberships

Board of Directors, Promociones Metropolis S.A. de C.V.

Board of Directors, Banorte Rotoplas

2019 Proxy Statement	21

Directors (continued)

Director Compensation

Members of the board who are not employees of AVANGRID (“non-employee directors”) received compensation for their board service, which is reviewed annually by the compensation, nominating and corporate governance committee. For 2018, the board determined the form and amount of non-employee director compensation described below after reviewing the compensation, nominating and corporate governance committee’s recommendation. In 2018, non-employee directors received an annual cash retainer of $140,000. In 2018, each of the chair and the vice chair of the board of directors received an additional annual cash retainer of $60,000; the chair of each of the audit and compliance, compensation, nominating and corporate governance, and unaffiliated committees received an additional cash retainer of $30,000; and each non-employee director that was a member of one or more committee of the board received an additional cash retainer of $30,000. All retainers are paid in quarterly installments. The following table shows information regarding the compensation earned or paid during 2018 to each non-employee director serving on the AVANGRID board during 2018. Mr. Torgerson did not receive any compensation for his service as a member of the AVANGRID board.

Name	Fees Earned or Paid in Cash ($)	Total ($)

Ignacio Sánchez Galán	200,000	200,000

John E. Baldacci	200,000	200,000

Pedro Azagra Blázquez	140,000	140,000

Felipe de Jesús Calderón Hinojosa (1)	200,000	200,000

Arnold L. Chase	170,000	170,000

Alfredo Elías Ayub	200,000	200,000

Carol L. Folt	170,000	170,000

John L. Lahey	170,000	170,000

Santiago Martinez Garrido	140,000	140,000

Juan Carlos Rebollo Liceaga	140,000	140,000

José Sáinz Armada	140,000	140,000

Alan D. Solomont	200,000	200,000

Elizabeth Timm	170,000	170,000

(1) President Calderon resigned from the board effective December 31, 2018.

At its meeting on February 13, 2019, after reviewing the compensation, nominating and corporate governance committee’s recommendation, the board determined to maintain the same form and amount of director compensation from 2018 for 2019.

22	2019 Proxy Statement

Corporate Governance

This section describes our corporate governance system and the role and structure of our board.

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Corporate Governance

Corporate Governance System

AVANGRID’s corporate governance system (the “AVANGRID Corporate Governance System”) is integral to the company’s corporate mission and the creation of sustainable value for society, customers, and shareholders. Reflecting the purpose and values of the Iberdrola group, the AVANGRID Corporate Governance System is inspired by and based upon a commitment to ethical principles, transparency, and leadership in the application of best practices in good governance and is designed to be a working structure for principled actions, effective decision-making, and appropriate monitoring of both compliance and performance. AVANGRID’s charter, by-laws, corporate policies, the internal corporate governance rules and the other internal codes and procedures approved or adopted by AVANGRID’s Board of Directors form the framework of governance of AVANGRID, including our corporate governance guidelines, code of business conduct and ethics, and committee charters. Reflecting our commitment to continuous improvement and best practices, the board, upon the recommendation of the compensation, nominating and corporate governance committee, approved an extensive refreshment of the AVANGRID Corporate Governance System to reflect AVANGRID’s commitment to contributing to the achievement of the U.N.’s Sustainable Development Goals. The AVANGRID Corporate Governance System, including our corporate governance guidelines, code of business conduct and ethics, and committee charters are publicly available in the Corporate Governance section of AVANGRID’s website at www.avangrid.com.

Board Leadership Structure

The AVANGRID Corporate Governance System allows the flexibility to separate or consolidate the positions of chairman of the board and chief executive officer. The board believes its current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of AVANGRID’s shareholders, and AVANGRID’s overall corporate governance. The board also believes that the separation of the roles of chairman and chief executive officer allows the chief executive officer to focus more of his time and energy on operating and managing the company and leverages the chairman’s experience in the energy industry. The board periodically reviews its leadership structure to determine whether it continues to serve AVANGRID and its shareholders.

The Controlled Company Exemption

AVANGRID is a “controlled company” within the meaning of the rules of the NYSE because Iberdrola, S.A. owns more than 50% of the company’s outstanding shares of common stock. Consequently, AVANGRID is not required to comply with certain of the NYSE listed company requirements, such as the requirement to have a majority of “independent” directors on AVANGRID’s board of directors, or the requirement to have compensation and nominating/corporate governance committees comprised of “independent” directors. Nonetheless, the board has established a compensation, nominating and corporate governance committee and an unaffiliated committee each comprised of a majority of independent directors to assist the board in exercising its oversight responsibilities.

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Corporate Governance (continued)

Director Independence

Due to AVANGRID’s status as a “controlled company,” we rely on exemptions from the rules of the NYSE that would otherwise require that our board of directors be comprised of a majority of “independent” directors as defined under the rules of the NYSE. AVANGRID is also required to have an “independent” audit committee under the NYSE’s listed company requirements. See the section entitled “Corporate Governance—Audit and Compliance Committee” for additional information.

The board has undertaken a review of the independence of each director nominee. Based on information provided by each director nominee concerning their background, employment and affiliations, including family relationships, the board has determined that each of Mmes. Folt, Herbert, Jacobs and Timm and Messrs. Duffy, Lahey and Solomont do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these nominees is “independent” as that term is defined under the rules of the NYSE. In making these determinations, the board considered the current and prior relationships that each nominee has with the company and all other facts and circumstances the board deemed relevant in determining their independence, including the beneficial ownership of the company’s securities by each nominee, and the transactions involving them described in the section entitled “Corporate Governance—Certain Relationships and Related Party Transactions.”

Board Meetings and Committees

During 2018, the board held six meetings. Each director attended at least 75 percent of the meetings of the board of directors and the committees on which he or she served during 2018. It is our policy to schedule board and committee meetings to coincide with the annual meeting of shareholders, and directors are expected to attend the annual meeting of shareholders. All directors attended our 2018 annual meeting of shareholders.

Our board has the authority to appoint committees to perform certain management and administration functions. The board has an audit and compliance committee, compensation, nominating and corporate governance committee, executive committee, and unaffiliated committee. The composition and responsibilities of the committees are described below. Members serve on committees until their resignation or until otherwise determined by the board of directors.

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Corporate Governance (continued)

Committees Composition

The following table identifies the current membership of the board committees: audit and compliance committee; compensation, nominating and corporate governance committee; executive committee; and unaffiliated committees:

Director	Audit and Compliance Committee	Executive Committee	Unaffiliated Committee	Compensation, Nominating and Corporate Governance
Ignacio Sánchez Galán
John Baldacci
Pedro Azagra Blázquez
Arnold Chase
Alfredo Elías Ayub
Carol Folt
John Lahey
Santiago Martinez Garrido
Juan Carlos Rebollo Liceaga
José Sáinz Armada
Alan Solomont
Elizabeth Timm
James Torgerson

  Chair         Member

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Corporate Governance (continued)

Audit and Compliance Committee

As described in more detail in its charter, the audit and compliance committee assists the board in oversight and monitoring of:

•

the selection, retention and compensation of our independent registered public accounting firm, including its qualifications, independence, and performance, and pre-approval of the scope and plans for audits, all audit engagement fees, and all permissible non-audit engagements;

•

the auditing, accounting, and financial reporting process generally and our financial statements and financial information provided to shareholders, including the review and discussion with management and our independent registered public accounting firm our annual audited and quarterly unaudited financial statements and annual and quarterly reports on Forms 10-K and 10-Q and related matters;

•	our system of internal controls, including the design and function of our internal audit division;

•	our compliance with legal, regulatory and public disclosure requirements; and

•	enterprise risk management, including our guidelines and policies with respect to risk assessment and risk management.

Mmes. Folt and Timm served on the audit and compliance committee during 2018, with Mr. Solomont serving as the chair. All members of the audit and compliance committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. In addition, the board has determined that Ms. Timm is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”) and has the requisite financial experience as defined by the NYSE corporate governance rules. The board has determined that each of the members of the audit and compliance committee are “independent” as defined under the NYSE listing standards and under Rule 10A-3(b)(1) of the Exchange Act of 1934, as amended (the “Exchange Act”). The audit and compliance committee operates under a written charter adopted by the board in accordance with applicable rules of the NYSE and the SEC, which is available on the company’s website at www.avangrid.com. The audit and compliance committee met nine times during 2018.

Executive Committee

The executive committee is a standing committee that has and may exercise all the powers of the board when the full board is not in session, to the extent permitted by applicable law and provided that any of the authorities assigned to the audit and compliance committee or the unaffiliated may not be so delegated. Messrs. Galán, Azagra Blázquez, Lahey, Sáinz Armada, and Torgerson served on the executive committee during 2018. The executive committee held four meetings during 2018.

Unaffiliated Committee

The unaffiliated committee was established in accordance with the shareholder agreement dated December 16, 2015, between AVANGRID and Iberdrola, S.A. (the “Shareholder Agreement”) and, among other things, is responsible for reviewing and approving all transactions entered into between the company and Iberdrola, S.A., or its affiliates and ensuring that they are

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Corporate Governance (continued)

entered into on an arms’ length basis. Messrs. Elías Ayub and Chase served on the unaffiliated committee during 2018, with Mr. Calderón Hinojosa serving as chair until his resignation from the board effective December 31, 2018. Following Mr. Calderon Hinojosa’s resignation, Mr. Elías Ayub will serve as the interim chair of the unaffiliated committee until the Annual Meeting. The unaffiliated committee is comprised solely of “independent” directors; provided, however, that Mr. Chase, for so long as he is a director, is permitted to serve as a member of the unaffiliated committee irrespective of whether he qualifies as an “independent” director (as that term is defined under the rules of the NYSE). See the section entitled “Corporate Governance—Certain Relationships and Related Party Transactions” for additional information. The unaffiliated committee held four meetings during 2018.

Compensation, Nominating and Corporate Governance Committee

As described in more detail in its charter, the compensation, nominating and corporate governance committee is responsible for:

•	reviewing and approving executive officer compensation;

•	reviewing and approving (and, when appropriate, recommending to the board for approval)executive incentive compensation plans and equity-based plans;

•	administering the company’s executive incentive compensation plans and equity-based plans;

•	reviewing, and recommending to the board for approval, director compensation;

•	periodically reviewing the chief executive officer succession plan;

•	determining the qualifications, qualities, skills, and other expertise required to be a director;

•	reviewing and making recommendations to the board regarding the selection and approval of the nominees for director;

•	overseeing the company’s corporate governance policies and procedures; and

•	overseeing the board and committee annual self-evaluation.

For a description of the compensation, nominating and corporate governance committee’s processes and procedures, including the roles of the independent compensation consultant and AVANGRID’s executive officers in support of the compensation decision-making processes, see the section entitled “Executive Compensation—Compensation Discussion and Analysis.”

Messrs. Galán and Lahey served as members of the compensation, nominating and corporate governance committee during 2018, with Mr. Elías Ayub serving as the chair. Messrs. Elías Ayub and Lahey are “independent” as defined under the NYSE listing standards. The company relies on the controlled company exemption from the rules of the NYSE that would otherwise require the committee be comprised of solely “independent” directors as defined under the rules of the NYSE.

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Corporate Governance (continued)

The compensation, nominating and corporate governance committee operates under a written charter adopted by the board in accordance with applicable NYSE charter requirements for both compensation and nomination/corporate governance committees, which is available on the company’s website at www.avangrid.com. The compensation, nominating and corporate governance committee held five meetings during 2018.

To the extent the board and compensation, nominating and corporate governance committee deem appropriate, executive compensation matters relating to or governed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or Rule 16b-3 of the Exchange Act, are delegated to a subcommittee of the compensation, nominating and corporate governance committee comprised entirely of two or more directors who qualify as “outside directors” within the meaning of Section 162(m) of the Code and “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act (the “compensation subcommittee”). Messrs. Elías Ayub and Lahey currently serve on the compensation subcommittee. The compensation subcommittee serves to (i) establish, administer, approve and certify (for the purposes of satisfying the performance-based compensation exception under Section 162(m) of the Code, to the extent still applicable) performance goals for employee compensation awards and (ii) review and approve (for purposes of Rule 16b-3 of the Exchange Act) compensation grants and awards by the company of its securities to an officer or director of the company. Prior to the payment of any compensation awarded by the compensation subcommittee, all compensation decisions by the compensation subcommittee are subject to ratification from the full board.

Executive Sessions

In accordance with our corporate governance guidelines, to ensure that non-management directors serve as an effective check on management and to encourage open discussion among such non-management directors, our non-management directors meet in executive sessions without management directors or management present on a periodic basis but no less than twice a year. Our chairman, a non-management director, presides at these meetings. In accordance with the NYSE rules, our independent directors also meet in an executive session at least once a year. President Calderón, as chair of the unaffiliated committee, presided at the executive sessions of independent directors during 2018.

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Corporate Governance (continued)

Annual Board Assessment

The board utilizes a comprehensive, multi-part process for its ongoing self-assessment to ensure that the board and its committees are operating effectively and its processes reflect best practices. This year the board focused on refreshment and the proposed changes to its composition were informed by the board’s comprehensive self-assessment. While the formal self-assessment and independent corporate governance review described below is conducted on an annual basis, directors share perspectives, feedback and suggestions continuously throughout the year.

1	The board conducts an annual self-assessment to review the effectiveness of the board and its committees. In this comprehensive review, the self-assessment focuses on:

• The composition and performance of the board, including the size, mix of skills and director refreshment practices;
• The quality and scope of the materials distributed in advance of meetings;
• The board’s access to company executives and operations;
• The promotion of rigorous decision-making by the board and its committees; and
• The overall functioning of the board and its committees.

2	Each of the audit and compliance committee and compensation, nominating and corporate governance committee also perform an annual self-assessment.

3

Annually, AVANGRID engages PwC to conduct an independent assessment of its corporate governance practices and the corporate governance practices of its principal subsidiaries and to recommend improvements to the operations of the board and its committees. The independent assessment focuses on:

• Compliance with governance requirements; and
• Alignment with trends in corporate governance.

4	The results of the board and committee self-assessments are compiled and presented to the board along with the results of the independent corporate governance assessment.

5

Items identified in the board and committee self-assessments and/or the independent corporate governance assessment requiring follow-up are monitored on an ongoing basis by the board and by AVANGRID management.

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Corporate Governance (continued)

Risk Management Oversight

In the normal course of its business, AVANGRID is exposed to a variety of risks, including political and regulatory risks, climate-related risks, credit and investment risks, and cybersecurity and other operational risks. In connection with the board’s oversight function, the board oversees AVANGRID’s policies and procedures for managing risk. The audit and compliance committee of the board of directors has been delegated primary responsibility for oversight of AVANGRID’s risk management practices and regularly reports to the board on such matters. The audit and compliance committee reviews AVANGRID’s risk assessment and regulatory compliance through the compliance, risk, and security divisions. AVANGRID’s risk division operates as the regular point of contact for communication between the audit and compliance committee and the rest of AVANGRID’s organization on specific matters in connection with risk. The director of the risk division regularly attends audit and compliance committee meetings and upon the request of such committee.

AVANGRID’s management has formed a risk committee, which is responsible for the development of AVANGRID’s risk management infrastructure, and is comprised of key members of management, including, without limitation, the chief executive officer, chief financial officer, controller, director of the risk division, general counsel, chief security officer, and director of internal audit. The risk committee is responsible for aligning the basic principles and general framework for the control and management of risks facing AVANGRID and its subsidiaries in accordance with the policies and procedures established by the board and overseeing the implementation of risk management practices. The risk committee, with the assistance of the risk division, periodically assesses the material risks that AVANGRID faces and establishes, under the oversight of the audit and compliance committee, a risk management infrastructure aimed at mitigating the identified risks.

In particular, we have risk based security measures in place designed to protect our facilities, assets and cyber-infrastructure, such as our transmission and distribution system. While we have not had any significant security breaches, a physical security intrusion could potentially lead to theft and the release of critical operating information. In addition to physical security intrusions, a cyber-breach could potentially lead to theft and the release of critical operating information or confidential customer information. To manage these operational risks, pursuant to the cybersecurity risk policy and corporate security policy approved by the board, we have implemented cyber and physical security measures and continue to strengthen our security posture by improving and expanding our physical and cyber security capabilities to protect critical assets. In an effort to reduce our vulnerability to cyberattacks, the board appointed a chief security officer, the company’s senior officer responsible for security, and we have established a dedicated corporate security office, responsible for improving and coordinating security and compliance across the company. We have adopted a comprehensive company-wide physical and cyber security program, which is supported by the governance program to manage, oversee and assist us in meeting our corporate, legal and regulatory responsibilities with regard to the protection of our cyber, physical and information assets.

In addition, AVANGRID conducts risk assessments to determine the extent, if any, to which the company’s compensation programs and practices may create incentives for excessive risk-taking. For a discussion of these assessments, see the section entitled “Compensation Discussion and Analysis—Compensation and Risk.”

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Corporate Governance (continued)

Shareholder Engagement

As part of our efforts to continuously improve our governance system, we launched an investor outreach program in 2016 to enable management and the board to understand the issues that matter most to our shareholders and address them effectively. In 2018, we reached out to shareholders to discuss the structure of the AVANGRID Corporate Governance System, executive compensation, the skills of our directors, and our sustainability achievements. The board carefully considered shareholder feedback and took a number of actions to enhance AVANGRID’s Corporate Governance System. These actions include the proposed refreshment of the composition of the board of directors and revisions to the AVANGRID Corporate Governance System to highlight our commitment to the contributing to the achievement of the Sustainable Development Goals approved by the member states of the United Nations.

• Evaluate AVANGRID’s annual meeting results and other relevant annual meeting results	• Meet with shareholders to discuss governance system structure, executive compensation, and other relevant topics	• Consider relevant governance enhancements at February board and committee meetings
• Review feedback from shareholder outreach and consider governance trends	• Meet with proxy advisors to discuss key governance trends and practices	• Disclose shareholder outreach results and related actions

To communicate with the board, write to:

Senior Vice President—General Counsel and Corporate Secretary AVANGRID, Inc. 180 Marsh Hill Road Orange, Connecticut 06477

Any shareholder or interested party who wishes to communicate or request a meeting with members of the board of directors or with only non-management directors or any specified individual director may do so by writing to the address above. All communications received in accordance with these procedures will be reviewed by our legal services division who will, in consultation with our chairman of the board, determine whether the subject matter of the communication should be brought to the attention of the non-management directors, the full board, or one or more of its committees, as well as whether any response to the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

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Corporate Governance (continued)

Code of Business Conduct and Ethics

AVANGRID has a code of business conduct and ethics that applies to all employees including AVANGRID’s principal executive officer, principal financial officer, principal accounting officer, and other senior financial officers. The code is intended to provide guidance to employees and management to assure compliance with law and promote ethical behavior. Any amendment to the code, or any waivers of its requirements, will be disclosed on the company’s website at www.avangrid.com.

Compensation, Nominating and Corporate Governance Committee Interlocks and Insider Participation

Messrs. Elías Ayub, Galán and Lahey deliberated on executive compensation matters in their capacity as members of the compensation, nominating and corporate governance committee during 2018. None of these directors is, or has ever been, an officer or employee of AVANGRID or any of our subsidiaries. In addition, during the last fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our board.

Review, Approval, or Ratification of Transactions with Related Persons

The board has adopted a written policy for approval of transactions between AVANGRID and its directors, director nominees, executive officers, greater than 5% beneficial owners, and each of their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year and the related party has or will have a direct or indirect interest in the transaction. A copy of this policy, the related party transaction policy, is available on the company’s website at www.avangrid.com. The policy provides that the audit and compliance committee reviews all transactions subject to the policy (other than transactions between AVANGRID and/or one of its subsidiaries, on the one hand, and Iberdrola, S.A. and/or its affiliates, on the other hand, which are subject to review by the unaffiliated committee pursuant to the Shareholder Agreement) and determines whether or not to approve or ratify those transactions. In addition, the audit and compliance committee has delegated authority to the chair of the audit and compliance committee to pre-approve or ratify transactions under certain circumstances. The policy prohibits any director from participating in any review, discussion, consideration or approval of any transaction subject to the policy for which such director or his or her family member is a related party, except that such director is required to provide all material information concerning the interested transaction to the audit and compliance committee. In reviewing transactions subject to the policy, the audit and compliance committee, or the chair of the audit and compliance committee, as applicable, considers among other factors it deems approximate:

•	the benefits to the company;

•	the impact on a director’s independence, if applicable;

•

the opportunity costs of other sources for comparable products or services, including whether the transaction is made on terms no less favorable than terms that would be generally available to an unaffiliated third-party under the same or similar circumstances;

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Corporate Governance (continued)

•	the terms of the transaction; and

•	the actual or apparent conflict of interest of the related party.

Certain Relationships and Related Party Transactions

Relationship with Iberdrola, S.A.

Iberdrola, S.A. currently directly holds 81.5% of the outstanding shares of AVANGRID common stock. As the company’s controlling shareholder, Iberdrola, S.A. will continue to exercise significant influence over AVANGRID, including the composition of our board and any action requiring the approval of our shareholders. Transactions with Iberdrola, S.A. relate predominantly to pass-through charges of corporate services/management fees. These corporate services are entered into on an arm’s length basis and are aimed at maximizing our operating efficiency in an efficient and flexible service model. The corporate services are provided at market quality, and subject to audit and dispute resolution procedures. In addition, we pay Iberdrola, S.A. fees for credit support, relating to parent company guarantees that Iberdrola, S.A. has provided to third parties to guarantee the performance of Avangrid Renewables Holdings, Inc. (“ARHI”) subsidiaries.

The Shareholder Agreement

On December 16, 2015, we completed the acquisition of UIL pursuant to a merger agreement. In connection with the transaction, we entered into the Shareholder Agreement on December 16, 2015 with Iberdrola, S.A. The Shareholder Agreement sets forth certain governance arrangements and contains various provisions relating to, among other things, representation on our board, minority protections that limit the disposal or transfer of shares of the company by Iberdrola, S.A., registration rights, preemptive rights and protections for us relating to affiliate transactions and business opportunities, which are described in more detail below.

•

Until December 16, 2020, the company must have at least five “independent” directors (as defined in the Shareholder Agreement), and Arnold Chase and John Baldacci would be deemed to be independent directors solely for purposes of determining compliance with this obligation. Additionally, in the event of the resignation, removal or death of Mr. Baldacci and/or Mr. Chase (or their respective replacements on the board), or if Mr. Baldacci and/or Mr. Chase (or their respective replacements on the board) decide not to stand for reelection to our board or are otherwise unwilling or unable to serve on our board, Iberdrola, S.A. will nominate a person to serve on our board of directors who qualifies as an independent director pursuant to the rules of the NYSE and applicable law. The Shareholder Agreement also provides that the company will, after December 16, 2020, have at least four “independent” directors (as defined in the Shareholder Agreement), provided that either Mr. Chase or Mr. Baldacci, but not both, may be deemed independent directors for this purpose.

•

The Shareholder Agreement provides that the board must establish an unaffiliated committee made up of “independent” directors (as defined in the Shareholder Agreement). Under the Shareholder Agreement, a director is considered “independent” if he or she is independent under the rules of NYSE with respect to AVANGRID, and would be independent under the rules of NYSE with respect to Iberdrola, S.A. if he or she was a director of Iberdrola, S.A. Arnold Chase, for so long as he is a director, may serve on the unaffiliated committee even if he is determined not to be

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Corporate Governance (continued)

“independent”. The unaffiliated committee is responsible for, among other things, reviewing and authorizing transactions between AVANGRID and/or one of its subsidiaries, on the one hand, and Iberdrola, S.A. and/or its affiliates, on the other hand.

•

Iberdrola, S.A., on behalf of itself and its affiliates, is entitled to unlimited requests for demand registrations, piggyback registrations and shelf registration statement filings following the closing of the acquisition, in each case, subject to certain customary limitations. Iberdrola, S.A. also has the right to specify the method of distribution of securities, including an underwritten public offering, and approve the underwriters. Additionally, Iberdrola, S.A. has preemptive rights to protect against dilution for issuances of equity.

•

Iberdrola, S.A. is prohibited from effectuating a “going private” transaction, or any other similar transaction that results in the company no longer being a publicly traded company, without the prior approval of both the unaffiliated committee and a majority of the voting power of the shareholders not affiliated with the company. Subject to certain exceptions, the Shareholder Agreement generally prohibits Iberdrola, S.A. from causing the company to, and the company from, entering into or effectuating any transaction for the acquisition of the company by another entity, including any stock acquisition, reorganization, merger or consolidation, that results in all shareholders of the company exchanging their voting securities for cash or securities, unless all shareholders of the company are entitled to the same per share consideration to be received in such transaction as Iberdrola, S.A.

•

The Shareholder Agreement provides protections to us relating to transactions with Iberdrola, S.A. and its affiliates. The services provided by Iberdrola, S.A. or its affiliates to us and our subsidiaries and joint ventures at completion of the acquisition are provided by Iberdrola, S.A. or its affiliates at a cost to us not higher than the cost reflected in the expenses shown in our 2014 Internal Financial Reporting Standards (“IFRS”) audited consolidated financial statements, except in the case of ordinary course, market adjustments of such costs made on an arms’ length basis, or (ii) as otherwise approved by the majority of the members of the unaffiliated committee. Furthermore, we will not enter into any transaction between, or involving, Iberdrola, S.A. or any of its subsidiaries or controlled joint ventures, on the one hand, and us or our subsidiaries or controlled joint ventures, on the other hand, unless the transaction is both approved by a majority of members of the unaffiliated committee and entered into on an arms’ length basis.

•

The Shareholder Agreement permits Iberdrola, S.A. and its affiliates to conduct business that may be competitive with our business, while restricting actions by Iberdrola, S.A. and its controlled affiliates that could interfere with the ability of our executive officers to conduct the company’s business. Pursuant to the Shareholder Agreement, we recognize and acknowledge that Iberdrola, S.A. and its affiliates own, engage or participate in businesses and business activities that compete, or may compete, with our business and the business of our subsidiaries. We acknowledge and agree that neither the execution of the merger agreement, Shareholder Agreement or the completion of any transactions contemplated thereby will preclude or limit Iberdrola, S.A. and its affiliates from, directly or indirectly, owning, engaging or participating in any business or business activity at any time and in any geographical location, including such businesses or business activities that compete, or may compete, with our business or the business activities of our subsidiaries or any of their respective businesses.

However, the Shareholder Agreement provides that as long as Iberdrola, S.A. continues to own 50% or more of the outstanding voting stock of the company, Iberdrola, S.A. will not engage in any action that is reasonably expected to

2019 Proxy Statement	35

Corporate Governance (continued)

impair the executive officers of the company and its subsidiaries from conducting the business or operations in a manner consistent with such business or operation of the company and its subsidiaries immediately following completion of the acquisition.

•	Iberdrola, S.A. has been granted certain information and access rights to information related to our and our subsidiaries’ businesses, operations, plans and prospects.

We and Iberdrola, S.A. will not be able to amend the Shareholder Agreement without the prior approval of both our board of directors and a majority of the members of the unaffiliated committee. The Shareholder Agreement will remain in effect as long as Iberdrola, S.A. owns more than 20% of the outstanding voting stock of the company. Following any termination of the Shareholder Agreement, Iberdrola, S.A. will have one demand registration right, subject to customary limitations and exceptions, and piggyback registration rights with respect to any registration proposed by the company, subject to customary “cut back” provisions. The laws of the State of New York will govern the Shareholder Agreement as long as we remain a New York corporation. If we are redomiciled to Delaware, the laws of the state of Delaware will govern the Shareholder Agreement.

The Framework Agreement and Declaration of Acceptance

In connection with the acquisition of UIL, we entered into the Declaration of Acceptance, dated July 16, 2015, with Iberdrola, S.A. (“2015 declaration of acceptance”), making us a party to the framework agreement for 2015 and detailing the corporate services Iberdrola, S.A. provided to us or to any of our affiliates in 2015. The framework agreement governs the relationship between Iberdrola, S.A. and the various Iberdrola, S.A. entities, with respect to the corporate services Iberdrola, S.A. contracts to provide each relevant entity. Pursuant to the framework agreement, and under the Iberdrola group’s “One Corporation” structure, Iberdrola, S.A. provided efficient and flexible corporate services to us and our subsidiaries. Our entry into the 2015 declaration of acceptance was approved by a committee comprised solely of our independent directors. On July 14, 2016, the unaffiliated committee approved a new declaration of acceptance detailing the corporate services Iberdrola, S.A. provided to us or any of our affiliates (“2016 declaration of acceptance” and together with the 2015 declaration of acceptance, the “declarations of acceptance”).

Pursuant to the declarations of acceptance, Iberdrola, S.A. provided various corporate services to us including, among other services, those relating to the management of buildings and leases, surveillance and maintenance of buildings, international and corporate security, human resources, brand management, procurement, management of the SAP corporate platform, research and development, quality control, insurance, information technology and general administration. Pursuant to the 2015 declaration of acceptance and in accordance with the merger agreement, the foregoing services and the price thereof were entered into on an arms’ length basis and on financial and other material terms no less favorable to us and our subsidiaries than applicable agreements or arrangements in respect of such corporate or other shared services existing as of February 25, 2015, and did not result in a higher cost to us or our subsidiaries and affiliates than the aggregate costs for such services reflected in the 2014 IFRS audited consolidated financial statements of AVANGRID, except to the extent related to ordinary course, market adjustments made on an arm’s length basis. All new, future services to be provided by Iberdrola, S.A. or its affiliates to us and our subsidiaries must be on an arm’s length basis and approved by the unaffiliated committee

By entering into the 2016 framework agreement via the 2016 declaration of acceptance, any previous framework agreements between us and Iberdrola, S.A. were terminated by operation of law. The framework agreement covers any services provided

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Corporate Governance (continued)

by Iberdrola, S.A. as of January 1, 2016, and remains in force as long as we and/or our subsidiaries continue to operate as a subsidiary of Iberdrola, S.A. in accordance with the provisions of Article 42 of the Spanish Commercial Code. As soon as we or any of our subsidiaries ceases to be a subsidiary of Iberdrola, S.A., the contractual relationship under the framework agreement will be terminated between such AVANGRID entity and Iberdrola, S.A. If parties do not formalize a new declaration of acceptance in 2018, the current declaration of acceptance will continue to remain in force under the same terms, unless any ground for termination of the framework agreement arises.

Under the framework agreement, Iberdrola, S.A. must provide the relevant services pursuant to standard market conditions. Iberdrola, S.A. cannot receive financial or other types of consideration on a more favorable basis than what a third party in a substantially similar circumstance would receive. Iberdrola, S.A. must provide the relevant services in a manner that will not impair our decision making capacity, while we must provide accurate and complete information to Iberdrola, S.A. to enable Iberdrola, S.A. to effectively provide the relevant services. Iberdrola, S.A. must provide the relevant services with a level of expertise, care and diligence that a company providing these services on the open market would provide. We assume any liability that may derive from damage or losses attributable to the instructions or information provided to Iberdrola, S.A.; provided that Iberdrola, S.A. will only be liable for non-performance, defective performance or negligence. Iberdrola, S.A. is also required to notify us before December 31 of each year regarding the estimated price for each service contracted for the following year.

The framework agreement contains provisions relating to confidentiality, requiring each party to safeguard all information received by the other under the framework agreement. However, we and Iberdrola, S.A. are required to disclose the transactions performed under the framework agreement to the public, both in our annual and periodic public reports in accordance with applicable law. The framework agreement is governed by the laws of Spain and contains arbitration provisions for purposes of dispute resolution. The framework agreement cannot be modified or assigned without our prior written consent or the prior written consent of Iberdrola, S.A. We made payments to Iberdrola, S.A. pursuant the framework agreement in the approximate amount of $31.9 million for the year ended December 31, 2018.

Agreements Related to Liquidity Resources

We manage our overall liquidity position as part of the broader Iberdrola group of companies and, on December 1, 2017, AVANGRID entered into a customer liquidity agreement (the “Customer Liquidity Agreement”) with Bank of America, National Association (“BOA”), Iberdrola, S.A., Iberdrola Mexico, S.A. de C.V., and Scottish Power Ltd. Under the Customer Liquidity Agreement, the participants, including AVANGRID, may deposit funds with or borrow from BOA, provided that the balance of funds deposited less funds borrowed by all participants in the aggregate is not less than zero. Deposits are available for next day withdrawal. Simultaneous with entry into the Customer Liquidity Agreement, AVANGIRD and Iberdrola, S.A. entered into an indemnification agreement (the “Indemnification Agreement”) pursuant to which Iberdrola, S.A. has agreed to indemnify AVANGRID against all damages, charges, costs, fees and other expenses that the Corporation or its subsidiaries may incur arising out of the deposits or borrowings by Iberdrola, S.A. or the subsidiaries or affiliates of Iberdrola, S.A. a party thereto other than AVANGRID or its subsidiaries a party thereto pursuant to the Customer Liquidity Agreement. Deposit amounts, if any, are reflected in our consolidated balance sheet under cash and cash equivalents because our deposited surplus funds are highly-liquid short-term investment. There were no deposits in under the Customer Liquidity Agreement as of December 31, 2018.

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Corporate Governance (continued)

On June 18, 2018, AVANGRID entered into a credit facility with Iberdrola Financiacion, S.A.U., a member of the Iberdrola group. The facility has a limit of $500 million and matures on June 18, 2023. AVANGRID pays a facility fee of 10.5 basis points annually on the facility. AVANGRID has not borrowed any amounts under this credit facility. AVANGRID also is a party to a current account agreement with Iberdrola Canada Energy Services Ltd. pursuant to which either party can borrow from or lend to the other party at a variable interest rate determined by adding a benchmark interest rate plus a pre-determined applicable rate, which varies based on the transaction currency and the identity of the lender. The company borrowed approximately $282,000 from Iberdrola Canada Energy Services Ltd. under this agreement during the year ended December 31, 2018.

Other Agreements with Iberdrola, S.A. or its Affiliates

The company and Iberdrola, S.A. or its affiliates are also parties to the following agreements that primarily relate to the provision of additional corporate services and the recharge of expenses related to the employment of personnel from Iberdrola, S.A. or its affiliates by the company:

•

An annex to the agreement between Iberdrola, S.A. and Avangrid Service Company (“ASC”) for the provision of services and resource allocation for 2018 regarding a recharge of costs of Iberdrola, S.A. personnel assigned to ASC for the provision of corporate services. The amount paid under this agreement was approximately $111,000 for the year ended December 31, 2018.

•

Agreement between Iberdrola, S.A. and Avangrid Management Company, LLC (“AMC”) for the provision of services and resource allocation for 2018 regarding a recharge of costs of Iberdrola, S.A. personnel assigned to AMC for the provision of corporate services. The amount paid under this agreement was approximately $173,000 for the year ended December 31, 2018.

•

An agreement between Iberdrola, S.A. and AMC for the provision of services related to capital projects. The amount paid under this agreement was approximately $983,000 for the year ended December 31, 2018.

•

An international cost recharge agreement between Scottish Power UK PLC and AMC regarding Scottish Power UK PLC employees working full-time in the U.S. The amount paid under this agreement was approximately $417,000 for the year ended December 31, 2018.

•

An international cost recharge agreement between Scottish Power UK PLC and Renewables regarding Scottish Power UK PLC employees working full-time in the U.S. The amount paid under this agreement was approximately $36,000 for the year ended December 31, 2018.

•

An international pension contributions recharge agreement between Scottish Power UK PLC and Avangrid Service Company regarding Scottish Power UK PLC employees working in the U.S. but who remain as contributing members of the UK Final Salary Scheme. The amount paid under this agreement was approximately $205,000 for the year ended December 31, 2018.

•

An insurance framework agreement pursuant to which Iberdrola Financiación S.A.U. provides services to the company and certain of its subsidiaries related to the purchase and renewal of insurance policies, which are managed through corporate insurance programs. Each entity is charged an amount corresponding to its share under an established allocation formula. The aggregate amount charged to the company and its subsidiaries was approximately $2.4 million for the year ended December 31, 2018.

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Corporate Governance (continued)

•

A framework agreement for the provision of corporate development services between Iberdrola, S.A. and the company. The amount paid under this agreement was approximately $6.4 million for the year ended December 31, 2018.

•

A framework agreement for the provision of investor relations services between Iberdrola, S.A. and the company. The amount paid under this agreement was approximately $113,000 for the year ended December 31, 2018.

•

A services agreement for technical support services between Iberdrola Energia Altamira De Servicios, S.A. de C.V. and Enstor Operating Company, LLC. The amount paid under this agreement was approximately $62,000 for the year ended December 31, 2018.

•

A framework agreement for the provision of compliance-related services between Iberdrola, S.A. and the company. The amount paid under this agreement was approximately $46,000 for the year ended December 31, 2018.

•

A service agreement for common support and assistance services between Iberdrola Renovables Energia S.A.U and Avangrid Renewables. The amount paid under this agreement was approximately $3.5 million for the year ended December 31, 2018.

•

An agreement for recharge of services between Scottish Power Renewables (UK) Limited and Avangrid Renewables. The amount paid under this agreement was approximately $1.4 million for the year ended December 31, 2018.

•	An agreement related to company’s IFRS reporting between AMC and Iberdrola, S.A. The amount paid under this agreement was approximately $915,000 for the year ended December 31, 2018.

Guarantee and Support Agreement

On April 3, 2008, Iberdrola, S.A. and ARHI (formerly ScottishPower Holdings, Inc.), entered into the Guarantee and Support Agreement (guarantee and support agreement), which was amended on April 1, 2010 and April 1, 2015. Pursuant to the guarantee and support agreement, if ARHI is unable to meet its obligations set forth in a guarantee issued by ARHI or to meet its obligations to pay interest, principal or premium, if any, on any of its indebtedness for money borrowed, Iberdrola, S.A. guarantees to make payment of any such unpaid obligations, subject to certain limitations. In consideration for Iberdrola, S.A. undertaking its obligations under the guarantee and support agreement, ARHI agreed to pay to Iberdrola, S.A., after the end of each fiscal year of ARHI during the term of the guarantee and support agreement, an amount in cash equal to the product obtained by multiplying (a) the sum of the aggregate face value of obligations of ARHI relating to guarantees issued by ARHI in connection with any commodities trading arrangement consummated between any Iberdrola, S.A. subsidiary and a trading counterparty pursuant to a master trading agreement used in the United States with respect to energy, fuels, environmental commodities and derivatives markets and the aggregate exposure of ARHI to any obligations associated with guarantees issued to support structured transactions for which Iberdrola, S.A. provided any support pursuant to the guarantee and support agreement during the preceding fiscal year of ARHI, times (b) the guarantee fee.

Iberdrola, S.A. can terminate the guarantee and support agreement at any time by giving ARHI 60 days’ prior written notice; provided, however, termination of the guarantee and support agreement is without prejudice to Iberdrola, S.A.’s liability for any obligations in existence as of the date of termination. Further, at all times during the term of the guarantee and support agreement, Iberdrola, S.A. must continue to beneficially own, directly or indirectly, more than 50% of the voting stock of ARHI.

2019 Proxy Statement	39

Corporate Governance (continued)

On September 13, 2016, the unaffiliated committee approved a modification of the intercompany guarantee arrangement whereby AVANGRID, in exchange for a pass-through of the guarantee fees otherwise paid by ARHI to Iberdrola, S.A, agreed to “step into the shoes” of Iberdrola, S.A. with respect to certain old guarantees that Iberdrola, S.A. had previously made for ARHI. Under the modification of the arrangement, Iberdrola, S.A. passed through to AVANGRID approximately $328,000 of the guarantee fees incurred by ARHI in 2018.

New Haven Office Lease Agreement

Under the sixth amendment, dated February 15, 2012, to a lease agreement dated May 7, 1991, we lease offices in New Haven from 157 Church Street, LLC, which is controlled by Arnold L. Chase, a director and shareholder of the company, and members of his immediate family. During 2017, we consolidated our corporate headquarters and other corporate and support staff to a building located in Orange, Connecticut. As such we will not renew the lease with 157 Church Street, LLC, which will terminate on June 14, 2022. During the year ended December 31, 2018, our lease payments to 157 Church Street, LLC totaled approximately $1.3 million.

Other Relationships

The law firm of Pierce Atwood LLP was retained by the company during the year ended December 31, 2018 to furnish legal services. John E. Baldacci, a member of our board, holds a salaried position as senior advisor for economic development and government relations with the law firm and does not receive profit sharing or other incentives related to the legal services provided to the company. During the year ended December 31, 2018, Pierce Atwood LLP received approximately $3.5 million in fees from the company for its services.

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Executive Compensation

This section describes the compensation program for our named executive officers and includes the required executive compensation tables.

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Executive Compensation

Compensation, Nominating and Corporate

Governance Committee Report

The compensation, nominating and corporate governance committee has reviewed and discussed with management the disclosures contained in the following “Compensation Discussion and Analysis.” Based on this review and discussion, such committee recommended to the board that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into the 2018 annual report on Form 10-K.

Members of the Compensation, Nominating and Corporate Governance Committee

Alfredo Elías Ayub (Chair) • Ignacio Sánchez Galán • John Lahey

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide our shareholders with a clear understanding of our compensation philosophy, objectives, and practices; our compensation-setting process; our executive compensation program components; and the decisions made in 2018 with respect to the compensation of each of our named executive officers (“NEOs”).

For 2018, our NEOs were:

•	James Torgerson, Chief Executive Officer

•	Douglas Stuver, Senior Vice President – Chief Financial Officer

•	Robert Kump, President and Chief Executive Officer of Networks

•	Peter Church, Senior Vice President – Human Resources & Corporate Administration

•	R. Scott Mahoney, Senior Vice President – General Counsel and Corporate Secretary

•	Sheila Duncan, Former Senior Vice President – Human Resources & Corporate Administration

•	Richard Nicholas, Former Senior Vice President – Chief Financial Officer

Effective July 7, 2018, Richard Nicholas retired from his position as Senior Vice President – Chief Financial Officer. Effective October 31, 2018, Sheila Duncan resigned from her position as Senior Vice President – Human Resources & Corporate Administration. Ms. Duncan remained employed by the company in a transition role until her international assignment from Scottish Power LTD., a subsidiary of Iberdrola, S.A., the company’s majority shareholder, concluded on December 31, 2018.

This section should be read in conjunction with the compensation tables below, which provide a detailed view of the compensation paid to our NEOs in 2018.

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Executive Compensation (continued)

Executive Summary

2018 Compensation Program Overview

Our executive compensation program is designed to effectively reward performance, while reflecting the responsibilities of our executive officers. Our compensation philosophy is to offer compensation that makes it possible to attract, retain, and motivate the most qualified professionals in a way that aligns with our long-term business goals and values, without motivating or rewarding excessive risk-taking. The key elements of our program are base salary, annual cash incentives, and long-term equity incentives. We target a compensation mix for our executive officers that is weighted heavily towards variable compensation, including short-term cash incentives and long-term equity incentives, to align executive compensation with company performance and shareholder interests.

2018 Business Highlights

Investing in a smarter, cleaner and more sustainable future, we executed on the growth in our strategic plan during 2018.

Highlights of our performance include:

Fiscal year 2018 consolidated net income of $595 million (or $1.92 per share); consolidated adjusted net income of $684 million (or $2.21 per share)*

Capital spending of ~$1.7B in 2018

Invested ~$1.4B in our electric and natural gas distribution businesses

~594 MW of solar and onshore wind long term contracts executed in 2018 and started construction of ~1 GW of onshore wind projects

Completed sale of the non-core gas storage & trading businesses in 2018

Two New England clean energy strategic projects are advancing and remain on track

Increased our quarterly dividend in the third quarter of 2018 to $0.44 per share

*

Adjusted net income is a financial measure that was not prepared in accordance with U.S. GAAP financial measure. See Annex A to this proxy statement for a discussion of adjusted net income as well as a reconciliation of adjusted net income to net income prepared in accordance with GAAP.

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Executive Compensation (continued)

Compensation Practices

The table below highlights certain of our executive compensation practices, including practices we have implemented that drive performance as well as those not implemented because we do not believe they would serve our shareholders’ interests.

Independent Compensation Consultant	The compensation, nominating and corporate governance committee uses an independent compensation consultant.

Annual compensation risk assessment	The compensation, nominating and corporate governance committee conducts an annual risk assessment of our compensation program.

Risk management	We prohibit short sales, transactions in derivatives of AVANGRID securities, including hedging transactions, and pledging of AVANGIRD shares.

Stock ownership guidelines & equity retention

Our board adopted stock ownership guidelines of five (5) times base salary for the chief executive officer and three (3) times base salary for our other NEOs and an equity award retention requirement of 50% of net shares until ownership guidelines are met.

Clawback policy	Our board has adopted a clawback policy that requires repayment to AVANGRID of certain compensation that may be paid in the event of certain acts of misconduct.

No tax gross-ups	We have no excise tax gross-up provisions in change of control arrangements or executive compensation plans.

No repricing

While there are no stock options outstanding and we do not intend to issue stock options, if they are issued in the future, all stock option exercise prices will be set equal to the grant date market price and may not be repriced.

Engage on executive compensation matters

We engage our shareholders in open dialogue regarding our compensation program and the compensation, nominating and corporate governance committee considers the results of the “say-on-pay” vote when designing our compensation program.

No single trigger change of control agreements	Neither our employment agreements nor our change of control agreements provide for single trigger termination rights.

No excessive perquisites	We do not provide excessive perquisites.

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Executive Compensation (continued)

Our Compensation Program Objectives and Guiding Principles

Our executive compensation philosophy is to offer compensation that makes it possible to attract, retain, and motivate the most qualified professionals, in order to enable us to attain our strategic objectives within the increasingly competitive and internationalized context in which we operate. The following principles guide the company’s compensation decisions:

•

Recruitment, Retention and Motivation of Key Leadership Talent. We ensure that our compensation, in terms of structure and total amount, is competitive with that of comparable entities. We review market data to obtain a general understanding of current compensation practices to ensure that compensation offered to our executive officers is reasonably market competitive.

•

Pay for Performance. A significant portion of compensation for our executive officers is linked to the achievement of specific, pre-established, quantifiable objectives in line with our corporate interests and strategic goals.

•

Emphasis on Performance over Time. The compensation program for our executive officers is designed to mitigate excessive short-term decision making and risk taking, while encouraging the attainment of strategic goals through the inclusion of long-term incentives.

We regularly review our compensation practices and policies and periodically modify our compensation programs in light of evolving best practices, competitive positions, and changing regulatory requirements. The compensation, nominating and corporate governance committee works to ensure that the design of our executive compensation program is focused on long-term shareholder value creation, emphasizes pay for performance, and does not encourage imprudent short-term risks. The compensation, nominating and corporate governance committee will use the “say on pay” vote as a guidepost for shareholder sentiment, along with continued shareholder outreach, and believes it is critical to maintain and continually develop our compensation program to promote ongoing shareholder engagement, communication, and transparency.

Certain elements of our compensation practices and program reflect certain historical compensation programs of UIL Holdings Corporation (“UIL”) assumed by us that are applicable to Messrs. Torgerson and Nicholas, who formerly served as UIL’s president and chief executive officer and executive vice president and chief financial officer, respectively, immediately prior to the closing of the acquisition of UIL. Our executive officers also serve as executive officers of our subsidiaries and receive compensation for service at our subsidiaries. Compensation of our executive officers was set so that the aggregate compensation received from us and our subsidiaries was reasonable and commensurate with overall responsibilities of each executive officer and their respective roles in the group of companies held by us. Consistent with this holistic approach, we evaluated our 2018 performance in light of the objective performance of our AVANGRID and business area or corporate functions. In addition, our compensation, nominating and corporate governance committee engaged Aon Consulting, an independent compensation consulting firm, to provide information in connection with our review of our executive compensation practices for 2018.

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Executive Compensation (continued)

Compensation-Setting Process

The following parties are responsible for the development and oversight of our executive compensation program.

Role of the Compensation, Nominating and Corporate Governance Committee

The compensation, nominating and corporate governance committee, which consists of a majority of independent directors, reviews and recommends to the board the compensation of AVANGRID’s executive officers and acts as the administering committee for AVANGRID’s equity compensation plans. Each year, the compensation, nominating and corporate governance committee conducts an evaluation of AVANGRID’s executive compensation program to determine if any changes would be appropriate. In making this analysis, the compensation, nominating and corporate governance committee may consult with its independent compensation consultant and management, as described below; however, the compensation, nominating and corporate governance committee uses its own judgment in making recommendations to the board, which then makes the final decisions regarding the compensation paid to our executive officers. To the extent the board and compensation, nominating and corporate governance committee deem appropriate, executive compensation matters relating to or governed by Section 162(m) of the Code or Rule 16b-3 of the Exchange Act are delegated to a subcommittee of the compensation, nominating and corporate governance committee comprised entirely of two or more directors who qualify as “outside directors” within the meaning of Section 162(m) of the Code and “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act. For additional information regarding the compensation subcommittee, see “Corporate Governance—Compensation, Nominating and Corporate Governance Committee.”

Role of the Independent Compensation Consultant

The compensation, nominating and corporate governance committee retained Aon Consulting to serve as its compensation consultant in 2018 to provide counsel and advice on executive and non-employee director compensation matters. Aon Consulting provided the compensation, nominating and corporate governance committee and the company’s management information about peer groups against which performance and pay should be examined, financial metrics to be used to assess the company’s relative performance, competitive long-term incentive practices in the marketplace, and compensation levels relative to market practice. To ensure that Aon Consulting’s consulting services remain independent and objective: (i) at least annually, Aon Consulting conducts a review of its performance; and (ii) Aon Consulting’s fees are not linked to the size of the company’s executive compensation. The compensation, nominating and corporate governance committee has reviewed the independence of Aon Consulting, including the “independence” factors contained in Section 303A.05 of the NYSE Listed Company Manual, and determined that Aon Consulting is independent and the services provided by Aon Consulting do not raise any conflicts of interest. Aon Consulting received $74,841 in fees in 2018 for services related to determining or recommending the amount or form of executive and non-employee director compensation. Separately, management engaged Aon Consulting to perform unrelated services and Aon Consulting was paid $3,642,804 for these services, which included actuarial, pension administration, and health and welfare benefits and other consulting services. The compensation, nominating and corporate governance committee was informed about these services, but its formal approval was not requested.

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Executive Compensation (continued)

Role of the CEO and Other Executive Officers

The Chief Executive Officer and the Senior Vice President – Human Resources & Corporate Administration made recommendations regarding compensation of the executive officers (other than for the Chief Executive Officer) based on competitive market data, internal pay equity, responsibilities and performance. The compensation, nominating and corporate governance committee reviewed, and made recommendations to the board, which made all final determinations regarding executive officer compensation, including salary, bonus targets, and related performance goals with respect to 2018 compensation. The executive officers, including the NEOs, do not propose or seek approval for their own compensation.

Role of Peer Companies and Other Benchmarking

Our board believes that market data is essential to determining compensation targets and actual awards for executives in an effort to attract and retain highly talented executives. Market data is used to assess the competitiveness of the company’s compensation packages relative to similar companies and to ensure the company’s compensation program is consistent with its compensation philosophy, but the board does not target direct compensation at any particular percentage of the market median. As part of its review of the executive compensation program, the compensation, nominating and corporate governance committee engaged Aon Consulting in 2018 to conduct a market compensation analysis for our executive officers, including the NEOs, utilizing proprietary survey data and a group of nineteen publicly-traded utility and energy companies based on fiscal year-end revenues, market capitalization, positive total shareholder return performance, and comparable business focus. The consideration of competitive compensation data is one of several factors that the compensation, nominating and corporate governance committee considers with respect to the compensation of our executive officers, including our NEOs. The companies in the peer group for 2018 are listed below.

Peer Group

Alliant Energy Corporation	Edison International	SCANA Corp.

Ameren Corporation	Entergy Corporation	Sempra Energy

CenterPoint Energy, Inc.	Eversource Energy	Vectran Corporation

CMS Energy Corp.	NiSource Inc.	WEC Energy Group, Inc.

Consolidated Edison, Inc.	Pinnacle West Capital Corporation	Westar Energy, Inc.

DTE Energy Company	PPL Corporation	XCEL Energy Inc.

Public Service Enterprise Group Inc.

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Executive Compensation (continued)

Elements of Compensation

The objective of our executive compensation programs is to attract and retain talented executives and motivate them to achieve our business goals through a combination of cash and equity-based compensation. Other elements of compensation, including retirement benefits, life insurance, savings, health and welfare plans and other benefits offered to employees generally are also considered in order to evaluate the entire compensation package offered to executives.

Compensation for our executive officers, including NEOs, primarily consists of:

	Compensation Element	Form	Purpose	How it Links to Performance
FIXED	Base Salary	Cash	To provide a fixed element of compensation, which is intended to help attract and retain the best talent	Reviewed annually in light of performance factors (company and individual) and market compensation practices
VARIABLE	Annual Incentive	Cash	To promote the achievement of annual performance measures, which are reviewed annually	Variable and based on pre-established company and business performance goals
	Long-Term Incentive Awards	Equity	To motivate sustained performance over the long term, and align the interests of our executives and our shareholders	Variable and based on our financial performance in the form of PSUs that only pay if the applicable performance goals over the four-year performance period are met

Base Salary

Base salary is a customary, fixed element of compensation intended to attract and retain executives. Our compensation, nominating and corporate governance committee reviews base salaries annually and considers market data provided by its independent compensation consultant, market surveys, and internal comparisons, as well as the need to maintain internal pay equity. For 2018, Messrs. Torgerson’s, Stuver’s, Kump’s, Church’s, Mahoney’s and Nicholas’ salaries were set at $1,100,000, $325,461, $705,738, $330,000, $415,000 and $449,509, respectively, and Ms. Duncan’s was $366,528. These base salaries reflect an increase of approximately 10%, 40%, 2.0%, 6.7%, and 5.6% for Messrs. Torgerson, Stuver, Kump, Mahoney and Ms. Duncan, respectively. In the cases of Messrs. Torgerson, Kump, and Mahoney and Ms. Duncan, salary increases reflect the compensation, nominating and corporate governance committee’s consideration of relevant market data provided by its consultant and were approved in recognition of their respective contributions and continued dedicated service to AVANGRID. Mr. Stuver’s increase was approved in connection with his promotion to the role of chief financial officer on July 8, 2018.

Annual Incentive – Plan Structure

On February 15, 2018, the board, upon the recommendation of the compensation, nominating and corporate governance committee, adopted an annual cash incentive plan entitled the 2018 Executive Variable Pay Plan (the “EVP Plan”) , which replaced and superseded the Executive Annual Incentive Plan, the company’s prior annual cash incentive plan. Each of our executive officers, including NEOs, participated in the EVP Plan during the year ended December 31, 2018. The EVP Plan is designed to provide executives and certain other key employees of the company and its affiliates with the opportunity to earn annual incentive compensation through engagement in promoting the company’s objectives and superior management performance and is intended to promote the future growth and success of the company and its affiliates, and enhance the linkage between employee, customer and shareholder interests.

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Executive Compensation (continued)

Officers and key employees of the company and its affiliates selected to participate by the board of directors and who were employed prior to October 1, 2018 were eligible to participate in the EVP Plan during 2018. The compensation, nominating and corporate governance committee approved a maximum incentive opportunity for each NEO (as set forth below), expressed as a percentage of annual base salary as of December 31, 2018, which is dependent on the level of the employee’s position and the scope of the employee’s responsibilities. Payments under the EVP Plan are made in cash. Participants may elect, during the year preceding the performance period, to defer up to 100% of any potential cash incentive award.

Performance under the EVP Plan is measured under three levels (AVANGRID corporate, business/corporate function, and, for participants other than executive officers, individual business), which are weighted differently for participants based on their respective roles to reflect the business areas where each participant has the most significant impact on AVANGRID’s results. The tables below show the EVP Plan level weighting and performance calculations for each NEO.

Name	Corporate Metrics	Business/Corporate Function Metrics
James Torgerson	100%	–
Douglas Stuver	50%	50%
Robert Kump	50%	50%
Peter Church	50%	50%
R. Scott Mahoney	50%	50%
Richard Nicholas	50%	50%
Sheila Duncan	50%	50%

For NEOs, all EVP Plan corporate and business/corporate function metrics are set by the compensation, nominating and corporate governance committee. Payouts under the EVP Plan are based upon achievement of the performance metrics and payouts for performance between levels are determined using straight-line linear interpolation. The level of achievement of the corporate metrics is the same for each participant under the EVP Plan including the NEOs. Maximum performance is obtained by achieving maximum level of the performance goals and results in a payout equal to 200% of his base salary for Mr. Torgerson, 135% of his base salary for Mr. Kump, 110% of his base salary for Mr. Nicholas, 100% of their respective base salaries for Mr. Mahoney and Ms. Duncan, and 80% of his base salary for Mr. Stuver.

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Executive Compensation (continued)

The tables below show the corporate metrics for the 2018 EVP Plan approved by the compensation, nominating and corporate governance committee.

Corporate Metrics	Threshold	Target	Maximum	2018 Results	Weight
Adjusted net profit ($ million)	686	730	774	699	30%
Adjusted non reconcilable net operating expenses ($ million)	(1,309)	(1,271)	(1,233)	(1,273)	30%
Total shareholder return	4th Quartile	Median	1st Quartile	3rd Quartile	30%
Health and safety targets	0.72	0.66	0.59	0.58	10%

•

Adjusted net profit, as used for the purposes of the EVP Plan goal, is AVANGRID’s net income for the year ended December 31, 2018, calculated in accordance with generally accepted accounting principles in the United States, adjusted to reflect the effect of mark-to-market changes in the fair value of derivative instruments, adjustments for the non-core gas storage and gas trading businesses including certain losses related to the sale of such businesses, restructuring charges primarily associated with reorganizing to better align our people resources with business demands and priorities as part of the Forward 2020+ program, impact from measurement of deferred income tax balances as a result of the Tax Act enacted by the U.S. federal government on December 22, 2017 (the “Tax Act”), impact of accelerated depreciation on the repowering of certain assets, the impairment of certain equity method investments and the exogenous impact of certain extraordinary weather.

•

Adjusted non reconcilable net operating expenses, as used for the purpose of the EVP Plan excludes major storm costs that are recoverable and offset in gross margin and certain other items including the exogenous impact of extraordinary weather.

•

Total shareholder return, as used for the purpose of the EVP Plan goal, is measured based on AVANGRID’s total shareholder return ranking within the S&P 500 utilities index with second quartile at 66.6% and third quartile at 33.3%. Total shareholder return is calculated based on the average price on the first and last trading days of 2018 plus the value of any dividends received during 2018.

•

Health and safety targets, as used for the purpose of the EVP Plan goal is measured in four parts based upon (i) employee lost time accident (“LTA”) incidence rate; (ii) contractor LTA incidence rate; (iii) percent completion of the predetermined objectives in an AVANGRID preventive activity plan; and (iv) implementation of a predetermined Occupational Safety and Health Administration plan.

Annual Incentive – Business/Corporate Function Metrics

Business objectives are established at the beginning of each year, specific to the participant’s business area objectives. Subsequently, the levels of achievement of the business are measured against these pre-established goals and objectives. The business objectives are intended to be considered together with the corporate objectives to ensure a tailored evaluation of performance. EVP Plan awards are not payable if minimum performance targets are not met at the AVANGRID corporate level.

Douglas Stuver. Mr. Stuver was subject to five business objectives during 2018, all of which he achieved and, in conjunction with the company results, attained 137% of his target incentive opportunity, as determined by the compensation, nominating and corporate governance committee. Mr. Stuver’s business objectives for 2018 were related to:

•	effectively managing average cost of debt;

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Executive Compensation (continued)

•	achieving purchasing savings;

•	establishing effective internal controls in 2018;

•	obtaining release of certain company guarantees in connection with the sale of the non-core storage and trading businesses; and

•	new research coverage initiations.

Robert Kump. Mr. Kump was subject to six business objectives during 2018, for which he achieved five out of six and, in conjunction with the company results, attained 94% of his target incentive opportunity, as determined by the compensation, nominating and corporate governance committee. Mr. Kump’s business objectives for 2018 were related to:

•	achieving targeted Networks profitability;

•	achieving targeted Networks capital expenditures, capitalized staff costs and automated meter infrastructures approval;

•	achieving targeted Networks health and safety measurements;

•

implementing best practices and key aspects of the Forward 2020 Plan, including realizing Networks headcount target, net manageable external services target and net operating expense (excluding deferrable items actual versus budget variance);

•	achieving Networks reliability measures; and

•	increasing transmission growth portfolio.

R. Scott Mahoney. Mr. Mahoney was subject to five business objectives during 2018, all of which he achieved and, in conjunction with the company results, attained 139% of his target incentive opportunity, as determined by the compensation, nominating and corporate governance committee. Mr. Mahoney’s business objectives for 2018 were related to:

•	successful completion of certain corporate governance assessments;

•	achieving reductions in external legal costs;

•	obtaining positive recovery in certain litigations;

•	obtaining compliance and governance recognitions; and

•	satisfactory completion of annual compliance reports.

Sheila Duncan. Ms. Duncan was subject to five business objectives during 2018, all of which she achieved and, in conjunction with the company results, attained 131% of her target incentive opportunity, as determined by the compensation, nominating and corporate governance committee. Ms. Duncan’s business objectives for 2018 were related to:

•	achieving targets for personnel budgets;

•	delivering on human resources strategic projects;

•	delivering on human resources process integration and improvement;

•	coordinating the delivery of key business objectives in Systems/IT; and

•	coordinating the delivery and key business objectives in general services division.

Richard Nicholas. As former chief financial officer, Mr. Nicholas was subject to the same five business objectives as Mr. Stuver during 2018, all of which were achieved and, in conjunction with the company results, he attained 137% of his target incentive opportunity, as determined by the compensation, nominating and corporate governance committee, with the final payment pro-rated to reflect his retirement on July 7, 2018.

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Executive Compensation (continued)

Peter Church. Mr. Church’s employment commenced after October 1, 2018 and he was not eligible to participate in the EVP Plan in 2018.

Annual Incentive – EVP Payouts

Based on the extent to which the company, Networks, and the corporate functions of finance, legal and human resources and corporate administration achieved the performance goals, as shown above, the following table shows the incentive eligible earnings and threshold, target and maximum incentive percentages and actual payout amounts for each NEO. These amounts are expressed as a percentage of incentive eligible earnings commensurate with such NEO’s position and scope of responsibilities for 2018 performance. The incentive opportunity as a percentage of base salary is based on industry-competitive practices and internal equity considerations. Additionally, the percentage of compensation at risk reflects the organizational level of each participant which reflects levels of accountability and degree of influence each participant has with respect to the performance of the company. Senior executives have greater levels of accountability and degrees of influence, which corresponds to a greater percentage of base salary under the EVP Plan and, in turn, results in a greater aggregate payout opportunity. The range of the EVP Plan payout is set from 0% to 200% of target from threshold to maximum performance levels, respectively.

Name	Base Salary ($)	Threshold Incentive (% Base Salary)	Target Incentive (% Base Salary)	Maximum Incentive (% Base Salary)	Actual Performance (% Target)	Actual Incentive (% Base Salary)	Actual Incentive Amount ($)

James Torgerson	1,100,000	0.00	100.00	200.00	77	77	847,660

Douglas Stuver(1)	325,461	0.00	40.00	80.00	137	51	166,322

Robert Kump	705,738	0.00	67.50	135.00	94	63	448,077

Peter Church(2)	330,000	—	—	—	—	—	—

R. Scott Mahoney	415,000	0.00	50.00	100.00	139	69	287,429

Richard Nicholas(3)	449,509	0.00	55.00	110.00	137	75	173,063

Sheila Duncan(4)	366,528	0.00	50.00	100.00	131	66	240,772

(1)	Mr. Stuver’s target incentive was prorated for 2018 in connection with his promotion to the role of chief financial officer on July 8, 2018. His prorated target was $121,723.

(2)	Mr. Church’s employment commenced after October 1, 2018 and therefore was not eligible to participate in the EVP Plan in 2018.

(3)

Mr. Nicholas retired from the company on July 7, 2018 and received a pro-rated annual incentive payout for partial year of service, calculated based on the number of days he participated in the EVP Plan during the calendar year.

(4)

Ms. Duncan resigned from her position as Senior Vice President – Human Resources & Corporate Administration effective October 31, 2018 and remained employed by the company in a transition role until her international assignment from Scottish Power LTD., a subsidiary of Iberdrola, S.A., the company’s majority shareholder, concluded on December 31, 2018. As such, she received an annual incentive payout for a full year of service.

Long-Term Incentive

We provide long-term equity incentive compensation to help align executives’, including our NEOs’, interests with the long-term interests of our shareholders. We also grant long-term equity incentive awards in order to attract, motivate, and retain executive talent.

On June 7, 2018, Mr. Torgerson received a special grant of 60,000 restricted stock units (“RSUs”) granted under the Avangrid, Inc. Amended and Restated Omnibus Incentive Plan (the “Omnibus Incentive Plan”) approved by the shareholders of the company intended to promote retention and further incentive long-term performance and strategic planning, which vest in full in one installment on the date of the company’s regular annual shareholders’ meeting occurring in calendar year 2020, provided that he

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Executive Compensation (continued)

remains continuously employed with the company through such date. In addition, to the extent not previously forfeited, the RSUs vest in full upon (i) death, (ii) termination of employment due to disability or retirement with the consent of the company, or (iii) following a change in control, termination of employment by the company without cause or by Mr. Torgerson’s resignation due to “constructive termination” (as such term is defined in the Mr. Torgerson’s employment agreement).

On October 29, 2018 Mr. Church received a grant of 8,000 RSUs granted under the Omnibus Incentive Plan in connection with the commencement of his employment with the company, which vest in full on December 31, 2020 provided that he remains continuously employed with the company through such date. In addition, during 2018 the compensation, nominating and corporate governance committee granted 4,060 additional performance share units (“PSUs”) to Mr. Stuver and 19,000 PSUs to Mr. Church under the 2016-2019 Long Term Incentive Plan the (“2016 LTIP”), a sub-plan of the Omnibus Incentive Plan. Our board did not grant any equity incentive awards to the other NEOs during 2018 because each of such NEOs received equity awards in 2016 intended to incentivize performance through 2019. Set forth below is a summary of the plans under which certain of our NEOs have outstanding long-term equity awards.

2016-2019 Long-Term Incentive Plan. On July 14, 2016, the independent compensation forum of the board (the predecessor to the compensation, nominating and corporate governance committee, which was established in October 2016) granted Messrs. Torgerson, Kump, Mahoney and Nicholas and Ms. Duncan PSUs under the 2016 LTIP. On October 19, 2017, Mr. Stuver was also granted PSUs under the 2016 LTIP. The 2016 LTIP is designed to promote the achievement of key strategic goals and retention of AVANGRID senior management. In determining the size of equity awards to these NEOs, the independent compensation forum considered peer group proxy and market survey data. PSUs vest at the end of the four-year period to the extent that AVANGRID has met the performance goals established by the independent compensation forum. Vested PSUs are then paid in AVANGRID common shares over an additional three year period, provided the grantee remains employed by the company or any affiliate through the applicable payment date or is separated from service due to death, disability or retirement. Unvested PSUs do not earn dividends. A summary of all outstanding PSU grants made to the NEOs is as follows:

Name	Grant Date	Maximum Performance Share Units (#)	Grant Date Value of Maximum Performance Share Units ($)(3)
James Torgerson	July 22, 2016	207,253	6,590,645
Douglas Stuver	October 19, 2017	5,940	188,892
	June 8, 2018	4,060	129,108
Robert Kump	July 22, 2016	90,494	2,877,709
Peter Church	October 29, 2018	19,000	604,200
R. Scott Mahoney	July 22, 2016	41,523	1,320,431
Richard Nicholas(1)	July 22, 2016	40,857	1,299,252
Sheila Duncan(2)	July 22, 2016	27,404	871,447

(1)

In conjunction with Mr. Nicholas’ retirement on July 7, 2018, 24,123 of the 64,980 PSUs granted to Mr. Nicholas were cancelled and 40,857 PSUs, which represent a portion of the total PSUs granted to Mr. Nicholas pro-rated to reflect such retirement date, will vest at the end of the four-year period to the extent that AVANGRID has met the performance goals.

(2)

Ms. Duncan resigned from her position as Senior Vice President – Human Resources & Corporate Administration effective October 31, 2018, but remained employed by the company in a transition role until her international assignment from Scottish Power LTD., a subsidiary of Iberdrola, S.A., concluded on December 31, 2018. As such, 9,227 of the original 36,631 PSUs granted to Ms. Duncan were cancelled and 27,404 PSUs, which represents a portion of the total PSUs granted to Ms. Duncan pro-rated to reflect such separation, will vest at the end of the four-year period to the extent that AVANGRID has met the performance goals.

(3)

Grant date fair value of 2016 LTIP is $31.80 per share. For discussion of the assumptions used in these valuations, see Note 25 – Stock-Based Compensation of our audited consolidated financial statements for the year ended December 31, 2018 included in our 2018 Annual Report on Form 10-K.

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Executive Compensation (continued)

The 2016 LTIP is tied to achievement of the following performance metrics during the 2016 to 2019 performance period:

•

Net Income: This performance objective is measured by continuous average annual growth in pro-forma consolidated net income made up of the sum of our pre-merger entities, Iberdrola USA, Inc. and UIL at year-end 2014 and the company’s net income at year-end 2019 calculated in accordance with US GAAP. Target performance is achieved if growth is 8%. Threshold performance is 6% growth and this performance objective will not be satisfied if such growth is less than 6%. Maximum performance is achieved if growth is 10%.

•

Operational Efficiency (Net Debt/Adjusted EBITDA): This performance objective is measured as net debt divided by Adjusted EBITDA as of the end of the performance period. Target performance is achieved if the ratio is 2.7. Threshold performance is 2.8 and this performance objective will not be satisfied if the metric is greater than 2.8. Maximum performance is achieved if the ratio is 2.6.

•

AVANGRID Share Price Performance: This performance objective is measured compared to three leading US competitors (Consolidated Edison Inc., Eversource, and Nextera) and the S&P 500 Utilities Index. Share price performance is calculated based on the average price of the company’s shares of common stock on the NYSE on the first and last trading days of the performance period. Target performance is achieved if the share’s listing price is better than two of the four reference shares. Maximum performance is achieved if the share’s listing price is better than three of the four reference shares.

Iberdrola S.A. 2014-2016 Strategic Bonus Plan. Messrs. Kump and Mahoney and Ms. Duncan participated in the 2014-2016 Strategic Bonus Plan of Iberdrola, S.A. (the “Strategic Bonus Plan”), for senior officers and officers of Iberdrola, S.A. and its subsidiaries. The Strategic Bonus Plan granted participants shares of Iberdrola, S.A. stock based on achievement of pre-established performance metrics from 2014 to 2016. The Strategic Bonus Plan was designed to promote loyalty and retention of senior officers and officers of Iberdrola, S.A. and its subsidiaries, including the NEOs. The board of directors of Iberdrola, S.A. allocated a number of Iberdrola, S.A. shares to each participant at the time such officer was designated and invited to join in the Strategic Bonus Plan. Awards under the Strategic Bonus Plan were tied to attainment of certain key strategic objectives of Iberdrola, S.A. during the 2014 to 2016 period. Following the completion of the UIL acquisition, the board of directors of Iberdrola, S.A. declared an early termination of the Strategic Bonus Plan for participants from the company, including Messrs. Kump and Mahoney and Ms. Duncan effective December 31, 2015. The payout amount was pro-rated for the two years that had elapsed since the commencement of the Strategic Bonus Plan. The level of achievement was determined by the Iberdrola, S.A. board on April 25, 2017, and first installment was paid on June 16, 2017. The second installment was paid on March 23, 2018. As a result of an amendment to the Strategic Bonus Plan made in connection with the early termination, the payout was made in cash, rather than shares of Iberdrola, S.A. stock.

UIL 2008 Stock Plan. Messrs. Torgerson and Nicholas participated in the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan (the “UIL 2008 Stock Plan”) prior to the acquisition of UIL. The UIL 2008 Stock Plan was assumed by AVANGRID upon completion of the acquisition. No awards were granted pursuant to the UIL 2008 Stock Plan subsequent to the acquisition. Amounts outstanding under the UIL 2008 Stock Plan based on prior awards to Messrs. Torgerson and Nicholas for service prior to the acquisition are provided under “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.”

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Executive Compensation (continued)

One-Time Bonuses

During 2018, the compensation, nominating and corporate governance committee recommended, and the board approved, payment of discretionary one-time bonuses to Messrs. Torgerson and Kump of $500,000 and $100,000 respectively, in special recognition of the successful implementation of the company’s Forward 2020 Plan including the consummation of strategic divestments, investments, and the promotion of future growth. In addition, the compensation, nominating and corporate governance committee recommended, and the board approved, payment of a special, one-time recognition award of $375,000 to Mr. Nicholas in recognition of his significant contributions to AVANGRID as its initial chief financial officer and to the successful initiation of the company’s Forward 2020 Plan including certain strategic divestments and investments. In connection with the commencement of his employment, Mr. Church received a sign-on bonus of $150,000, half of which was paid in his first paycheck and the second half as paid following completion of six months of service.

Perquisites and Other Personal Benefits

We offer a limited number of perquisites and other personal benefits to our executive officers, including NEOs. Perquisites are not a material part of our compensation program. Our board reviews the levels of perquisites and other personal benefits provided to our NEOs. See “Executive Compensation—Summary Compensation Table—All Other Compensation”.

Post-Employment Compensation Arrangements

To promote retention and recruiting, we offer various arrangements that provide certain post-employment benefits in order to alleviate concerns that may arise in the event of an employee’s separation from service with us and enable employees to focus on their duties while employed by us. These post-employment benefits are provided through employment agreements, letter agreements and severance agreements as described more fully below under “Executive Compensation—Summary of Employment Agreements” and “Executive Compensation—Potential Payments upon Termination or Change in Control.”

Certain of our NEOs also participate in qualified defined benefit pension and non-qualified deferred compensation plans. See “Executive Compensation—Pension Benefits” and “Executive Compensation—Nonqualified Deferred Compensation.” The NEOs also may participate in a defined contribution 401(k) retirement plan, administered through Avangrid Service Company, a wholly-owned subsidiary of the company, and is available to substantially all of our non-union employees.

Compensation and Risk

We annually conduct risk assessments to determine the extent, if any, to which our compensation practices and programs may create incentives for excessive risk-taking. We believe our compensation program mitigates risk by emphasizing long-term compensation and financial performance measures, rather than simply rewarding shorter-term performance and payout periods, which discourages imprudent short-term decision making and risk taking. In addition, our insider trading policy (which is applicable to all officers, directors, financial personnel and certain other individuals) expressly prohibits shorting, hedging and pledging AVANGRID securities or holding AVANGRID securities in a margin account. For these reasons, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

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Executive Compensation (continued)

Stock Ownership and Retention Guidelines

In February 2017, we implemented a stock ownership policy designed to align the interests of our executive officers with those of the company’s shareholders by requiring all executive officers to maintain a stated level of stock ownership. Pursuant to this policy, each executive officer must retain at least 50% of net shares paid as incentive compensation until such officer has met or exceeded his or her respective ownership requirement. In accordance with this policy, our chief executive officer is required to hold shares equal to at least five times his base salary and our other NEOs are required to hold shares equal to at least three times their base salary.

Clawback Policy

Effective February 15, 2018, our board, upon the recommendation of the compensation, nominating and corporate governance committee, approved an executive compensation recovery policy (i.e., clawback policy), which provides that the compensation, nominating and corporate governance committee may require executive officers to repay or deliver certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws.

No Excise Tax Gross-up Provisions

We have no excise tax gross-up provisions in executive employment or change in control arrangements or executive compensation plans and, as a part of the company’s response to feedback from our shareholders, our board of directors and the compensation, nominating and corporate governance committee has committed to not including excise tax gross-up provisions in any new arrangements or plans.

Prohibition Against Hedging and Similar Transactions

Pursuant to our insider trading policy, short sales, hedging or similar transactions, derivatives trading and pledging AVANGRID securities or using AVANGRID securities as collateral are prohibited for all AVANGRID directors, officers (including our NEOs), employees, consultants and contractors.

2018 “Say on Pay” Advisory Vote on Executive Compensation

At our 2018 annual meeting, our shareholders voted 99% (represented by 293,793,955 votes) in favor of approving the compensation of our NEOs. The board of directors and the compensation, nomination and governance committee have each considered these results in determining compensation policies and decisions and have concluded that the compensation paid to our NEOs and the company’s overall pay practices are strongly supported by our shareholders.

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Executive Compensation (continued)

Summary Compensation Table

The following table provides certain information concerning the compensation for services rendered to us during the three years ended December 31, 2018 by (i) our principal executive officer, (ii) our principal financial officer, (iii) each of the three other most highly-compensated individuals in 2018 who were serving as executive officers of the company as of December 31, 2018, and (iv) two former executive officers who retired or resigned from the company during 2018.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)		Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
James Torgerson Chief Executive Officer	2018	1,096,162		500,000	3,080,264	847,660	—	185,350	5,709,436
	2017	1,000,000		500,000	—	990,000	—	170,600	2,660,600
	2016	999,998		—	6,590,645	1,016,700	—	1,022,600	9,629,943
Douglas Stuver(6) Senior Vice President – Chief Financial Officer	2018	294,703		—	129,108	166,322	—	87,902	678,035
Robert Kump President & CEO of Networks	2018	705,206		100,000	—	1,230,291	48,595	78,824	2,162,916
	2017	691,900		100,000	—	1,246,479	268,002	300,085	2,606,466
	2016	753,548			2,877,709	513,081	116,107	86,521	4,346,966
Peter Church(7) Senior Vice President - Human Resources & Corporate Administration	2018	50,769		75,000	995,271	—	—	3,046	1,124,086
R. Scott Mahoney(7) Senior Vice President - General Counsel & Corporate Secretary	2018	413,999		—	—	465,261	200,864	8,250	1,088,374
Richard Nicholas(6) Former Senior Vice President – Chief Executive Officer	2018 2017 2016	242,043 449,509 448,294		375,000 — 200,000	— — 2,066,364	173,063 353,314 329,267	579,339 458,414 251,597	47,665 9,265 9,800	1,417,110 1,270,502 3,305,322
Sheila Duncan(8) Former Senior Vice President - Human Resources & Corporate Administration	2018 2017 2016	365,787 346,742 333,900	$	— 50,000 —	— — 1,164,866	574,199 556,886 227,889	— — —	189,559 200,712 338,912	1,129,545 1,154,340 2,065,567

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Executive Compensation (continued)

(1)

In 2018, Messrs. Torgerson, Kump and Nicholas received a discretionary bonus of $500,000, $100,000, and $375,000, respectively. Mr. Church received a sign-on bonus of $75,000. Each of these discretionary amounts was approved by our board.

(2)

“Stock Awards” reflect the aggregate grant date fair value of the long-term incentive equity awards, computed in accordance with Financial Accounting Standards Board Accounting Standard Codification, Topic 718 (“ASC Topic 718”). The stock awards granted during 2018 were issued in the form of PSUs and RSUs. For discussion of the assumptions used in these valuations, see Note 25 – Stock-Based Compensation of our audited consolidated financial statements for the year ended December 31, 2018 included in our 2018 Annual Report on Form 10-K.

(3)

The amounts shown represent the components of the cash bonuses relating to the attainment of performance metrics earned by the NEOs under our EVP Plan, as discussed more fully in the section entitled “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive – EVP Payouts.” For Messrs. Kump and Mahoney and Ms. Duncan the amounts shown also include the Strategic Bonus cash payments received on March 23, 2018 of $782,214, $177,832 and $333,427, respectively, as discussed more fully in the section entitled “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive—Iberdrola S.A. 2014-2016 Strategic Bonus Plan.”

(4)

The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” reflects the aggregate increases in actuarial present value of the accumulated benefit under the defined benefit and actuarial pension plans in which the NEO participated (in the case of Mr. Kump, the Retirement Benefit Plan for Employees of NYSEG; in the case of Mr. Mahoney, the Retirement Income Plan Non-Union Employees of CMP and Energy East Corporation ERISA Excess Plan; and in the case of Mr. Nicholas, the UI Pension Plan and UI SERP. For discussion of the assumptions used in these valuations, see Note16 – Post-retirement and Similar Obligations of our consolidated financial statements for the fiscal year ended December 31, 2018 included in our 2018 Annual Reports on Form 10-K.

(5)	Amounts reported under “All Other Compensation” for 2018 include:
(a)

For Mr. Torgerson, $20,350 of employer contributions to the UIL Holdings Corporation 401(k) plan and company contribution of $165,000 representing 15% of base salary to the UIL Holdings Corporation Deferred Compensation Plan.

(b)	For Mr. Stuver, $13,388 of employer contributions to the Renewables 401(k) plan, $9,013 of employer contributions to the Avangrid Service Company’s 401(k) plan and $65,501 in relocation expenses.
(c)

For Mr. Kump, $8,250 of employer contribution to the Avangrid Service Company’s 401(k) plan and company contribution of $70,754 representing 10% of base salary to the Avangrid Deferred Compensation Plan.

(d)	For Mr. Church, $3,046 of employer contribution to the Avangrid Service Company’s 401(k) plan.
(e)	For Mr. Mahoney, $8,250 of employer contributions to the Avangrid Service Company’s 401(k) plan.
(f)

For Ms. Duncan, a $12,000 vehicle allowance; $142,821 for reimbursement of housing expenses; $10,069 for U.S. tax equalization to the United Kingdom (the “UK”); $24,368 in relocation back to the UK and $302 for UK social security benefits.

(g)	For Mr. Nicholas $8,250 of employer contribution to the UIL Holdings Corporation 401(k) plan; $515 in tax preparation assistance; and $38,900 in vacation payout upon retirement.

(6)

Mr. Nicholas retired as Senior Vice President – Chief Financial Officer, effective July 7, 2018. Mr. Stuver was appointed Senior Vice President – Chief Financial Officer effective July 7, 2018 and, in accordance with SEC’s rules, only compensation information for 2018 is provided in the Summary Compensation Table.

(7)

In accordance with SEC’s rules, only compensation information for 2018 is provided in the Summary Compensation Table for Mr. Church, who was appointed Senior Vice President – Human Resources & Corporate Administration effective October 27, 2018, and Mr. Mahoney, who was not a NEO in 2016 or 2017.

(8)

Ms. Duncan resigned as Senior Vice President – Human Resources & Corporate Administration effective October 31, 2018 and her international assignment from Scottish Power LTD., a subsidiary of Iberdrola, S.A., the company’s majority shareholder, concluded on December 31, 2018.

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Executive Compensation (continued)

Grants of Plan-Based Awards

The following table sets forth the information concerning the grants or modifications of any plan-based compensation to each NEO during 2018. The non-equity awards described below were made under our EVP Plan.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: Number of shares of stock or units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James Torgerson	2/14/2018	0	1,100,000	2,200,000	—	—	—	—	—
	6/7/2018	—	—	—	—	—	—	60,000(3)	3,080,264
Douglas Stuver	2/14/2018	0	121,722	243,445	—	—	—	—	—
	6/7/2018	—	—	—	1,353	2,707	4,060(2)	—	129,108
Robert Kump	2/14/2018	0	476,373	952,746	—	—	—	—	—
Peter Church	10/29/2018	0	—	—	6,333	12,667	19,000(2)	—	604,200
	10/29/2018		—	—	—	—		8,000(3)	391,071
R. Scott Mahoney	2/14/2018	0	207,500	415,000	—	—	—	—	—
Richard Nicholas	2/14/2018	0	247,230	494,460	—	—	—	—	—
Sheila Duncan	2/14/2018	0	183,264	366,528	—	—	—	—	—

(1)

Amounts represent estimated possible payments at threshold, target and maximum achievement under the EVP Plan. Actual amounts paid under the EVP Plan for 2018 are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” For more information on the performance metrics applicable to these awards, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive.”

(2)

Amounts represent the threshold and target maximum number of PSUs under the 2016 LTIP. The actual number of units earned (if any) will be based on achievement of performance criteria at the end of the applicable performance period and paid in AVANGRID shares as described under “Compensation Discussion and Analysis—Details of Each Element of Compensation—Long Term Incentive.”

(3)

Amounts represent the number of RSUs granted under the Omnibus Incentive Plan. Mr. Torgerson’s RSUs with a grant date fair value of $51.34 per share will vest in full in one installment on the date of the company’s regular annual shareholders’ meeting occurring in calendar year 2020, provided that he remains continuously employed with the company through such date. Mr. Church’s RSUs with a grant date fair value of $48.88 per share will vest in full in one installment on December 31, 2020 provided that he remains continuously employed with the company through such date. RSUs will be paid either in cash or in AVANGRID shares.

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Executive Compensation (continued)

Summary of Employment Agreements

A summary of the material terms of our employment agreements with Messrs. Torgerson, Stuver, Kump, Church, Mahoney, and Nicholas and Ms. Duncan are below.

James Torgerson

Mr. Torgerson entered into an employment agreement dated as of January 1, 2016, to serve as Chief Executive Officer of AVANGRID. The agreement provides for a base salary of $1,000,000 as of January 1, 2016, subject to annual review and adjustment. Effective January 7, 2018, Mr. Torgerson’s base salary was increased to $1,100,000. Mr. Torgerson is also eligible for (i) an annual bonus equal to 50% of base salary for “satisfactory” performance, 100% for “good” performance and 150% for “excellent” performance, which was increased to 200% by the board of directors upon the recommendation of the compensation, nominating and corporate governance committee on March 16, 2017, and (ii) an initial long-term incentive equal to 200% of base salary for “excellent performance” (subject to and in accordance with our long-term incentive compensation plan). The agreement provides for Mr. Torgerson’s continued participation in the UIL Holdings Corporation Deferred Compensation Plan (the “UIL Deferred Compensation Plan”) with annual Company Discretionary Contributions (as such term is defined in the plan) of $1,000,000 for 2016 and 15% of Mr. Torgerson’s base salary thereafter, provided that Mr. Torgerson is employed by us on the date of each contribution. Other than in the context of a termination due to a “constructive termination event,” Mr. Torgerson is required to give at least 90 days prior written notice in order to terminate his employment. We may terminate Mr. Torgerson’s employment at any time, without cause, upon 90 days prior written notice.

The employment agreement provides that Mr. Torgerson shall not be entitled to participate in any pension plan or defined benefit supplemental executive retirement plan of AVANGRID or entities that control, are controlled by, or are under common control with, AVANGRID (the “AVANGRID Group”). In addition, Mr. Torgerson waived, under the employment agreement, any rights he otherwise would have to payments or benefits arising under the UIL Change in Control Severance Plan II.

In the event that Mr. Torgerson’s employment is terminated without “cause,” or in the event of a “constructive termination event” he is entitled to receive (i) unpaid base salary through the date of termination as well as certain other amounts owed to him (including unreimbursed business expenses, accrued but unpaid vacation and amounts payable due to participation in certain predecessor plans and the deferred compensation plans); (ii) any earned but unpaid annual short-term incentive bonus, (iii) a pro-rated short-term incentive bonus calculated as if Mr. Torgerson had been employed on the last day of the year in which he terminates, based on actual performance with respect to the achievement of AVANGRID corporate goals and the board’s (or a committee thereof) determination of Mr. Torgerson’s performance; (iv) benefits or amounts payable, on account of Mr. Torgerson’s participation in any elective deferred compensation plan determined in accordance with the terms and conditions of such plan; (v) benefits or amounts payable, on account of the Mr. Torgerson’s participation in any long-term incentive compensation plan and equity compensation plan or arrangement as determined in accordance with the terms and conditions of such plans and arrangements; (vi) lump sum severance, payable in substantially equal installments during the one (1) year period following the date of termination in accordance with Avangrid Service Company’s standard payroll practices, equal to one (1) times the sum of: (1) the base salary rate in effect immediately prior to the date of termination; and (2) a pro-rated short-term annual incentive compensation payment to which Mr. Torgerson would be entitled, calculated as if he had been employed on the last day of the year of his termination, and as if both personal goals and AVANGRID corporate goals had been achieved at a Good level (as defined in the plan); and (vii) subsidized coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period of twelve months following the date of termination.

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Executive Compensation (continued)

On a termination due to death, disability or retirement or by Mr. Torgerson on adequate notice (but not constituting a “constructive termination”), Mr. Torgerson (or his estate, as applicable) is entitled to receive the benefits described in (i) through (v) above, as well as an extension of short-term disability benefits at 50% of base salary if his length of employment is of such short duration that his short term disability benefits would otherwise expire pending the earlier determination that Mr. Torgerson is eligible to receive long-term disability benefits or termination of his employment by reason of disability. On a termination for “cause” or by Mr. Torgerson on fewer than 90 days’ notice, he would be entitled to receive only the benefits described in (i) through (iv) above.

The obligation to make payments on a separation from service is generally conditioned upon the execution and delivery by Mr. Torgerson of a full and effective release of any and all claims against any member of the AVANGRID Group and each of their respective directors, members, officers, employees, agents, and attorneys. In addition, Avangrid Service Company shall be relieved of its obligations to make severance and subsidized COBRA payments in the event that Mr. Torgerson breaches his restrictive covenants (including confidentiality, and 12-month post-employment non-competition and non-solicitation provisions) or if he breaches his disclosure and assignment of inventions and discoveries obligations under the agreement.

Douglas Stuver

On July 19, 2018, AMC entered into an employment agreement with Mr. Stuver, effective as of July 8, 2018. The employment agreement provides for an initial base salary of $325,461, subject to annual review and adjustment, and Mr. Stuver’s continued participation in the EVP Plan. Under the EVP Plan, Mr. Stuver is eligible to receive a maximum incentive opportunity equal to 80% of his annual base salary. In connection with Mr. Stuver’s appointment as Senior Vice President – Chief Financial Officer, he received a grant of 4,060 PSUs under the 2016 LTIP, which vest in 2019 to the extent that the company has met the relevant performance goals. Mr. Stuver is also eligible to participate in the company’s 401(k) plan, health and welfare plans, and other benefits on the same terms as all other employees; provided, that in the event that Mr. Stuver becomes eligible to receive benefits under the company’s long term disability plan, the company shall supplement such benefits so that Mr. Stuver receives aggregate benefits under the long term disability plan and all other disability income sources of not less than 85% of Mr. Stuver’s base salary at the time such disability commenced.

In the event that Mr. Stuver’s employment is terminated without “cause” or he resigns for “good reason” (each as defined in the employment agreement), Mr. Stuver will be entitled to receive, subject to the execution of a release of claims, a severance payment equal to the sum of (i) his base salary and (ii) the annual incentive award paid to Mr. Stuver with respect to the year immediately preceding the year in which such termination or resignation occurred.

If Mr. Stuver’s employment is terminated due to his disability, he will be entitled to receive his base salary through the date of termination, which is 30 days after the notice of termination is given. In the event of his resignation without good reason or due to Mr. Stuver’s retirement, he will be entitled to receive his base salary through the date of termination, which is not less than 30 days and not more than 60 days after the notice of termination is given.

The employment agreement contains a Code Section 280G net-better off cutback, which means benefits are reduced to the maximum amount that does not trigger the excise tax imposed by Section 4999 of the Code unless the executive would be better off (on an after-tax basis) if the executive received all payments and benefits and paid all excise and income taxes. This provision only applies in the event of a termination of Mr. Stuver’s employment without cause or resignation for good reason within one year following a “change in control” (as defined in his employment agreement).

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Executive Compensation (continued)

The employment agreement contains 12-month post-employment non-competition and non-solicitation provisions.

Robert Kump

Mr. Kump entered into an employment agreement with Networks and Avangrid Service Company (formerly Iberdrola USA Management Corporation), a subsidiary of AVANGRID, dated October 1, 2010, to serve as chief executive officer of Networks. At the time of execution of this agreement, this agreement was made with the entity formerly known as Iberdrola USA, Inc., which changed its name to Iberdrola USA Networks, Inc. during a corporate reorganization in 2013 and later to Networks following the acquisition of UIL in 2015. The agreement provides for an initial base salary of $600,000 and an annual bonus opportunity with a target amount of 55% of base salary with a maximum bonus of 110% of base salary. Effective January 7, 2018, Mr. Kump’s annual base salary was increased to $705,738 and his annual bonus opportunity was increased to a maximum bonus opportunity of 135% of base salary. The agreement provides that Mr. Kump is eligible to participate in the Strategic Bonus Plan, provides that Mr. Kump will be a participant in an employer-funded non-qualified individual account deferred compensation arrangement with annual contributions equal to 10% of base salary and provides he will participate in all employee benefit plans and incentive compensation plans made available to Networks executives, other than the Energy East Supplemental Executive Retirement Plan, the Energy East Excess Plan or any compensation or non-qualified compensation plan not explicitly reflected in the employment agreement.

In the event that Mr. Kump’s employment is terminated by Networks without “cause,” on account of “good reason,” death or disability, he shall be entitled to receive a lump sum payment equal to the sum of (i) his current base salary and (ii) an amount equal to his annual bonus for the prior year. In addition, unless Networks elects to waive Mr. Kump’s compliance with the certain provisions of the Employee Invention and Confidentiality Agreement made as of February 8, 2001 between Mr. Kump and Networks from and after the date that is six months after the date of termination, Networks shall make an additional lump sum payment to Mr. Kump equal to six months of his current base salary.

The employment agreement provides that Mr. Kump and Networks acknowledge that the Agreement and Release between Mr. Kump and Networks executed on September 25, 2009 shall remain in full force and effect, except as modified by the terms of his employment agreement. Pursuant to the Agreement and Release, Mr. Kump withdrew a notice of termination of employment from Energy East Management Corporation, a predecessor of Avangrid Service Company, in exchange for a one-time settlement payment of $1,000,000, which was paid six months and one day following the execution of the Agreement and Release. In satisfaction of all accrued benefits under and in consideration of his agreement to forego future participation in the Supplemental Executive Retirement Plan of Energy East Corporation and the Excess Benefit Plan of Energy East Corporation, Mr. Kump agreed to a lump sum payment of $3,333,241, plus investment gains on such amount, which will become payable six months and one day following the termination of Mr. Kump’s employment. Mr. Kump also may be entitled to an additional payment to offset increased taxes due as a result of increases in the applicable tax rates between 2010 and the time of payment. Under the employment agreement, Mr. Kump and Networks agree that the amount payable to Mr. Kump pursuant to such Agreement and Release shall be increased by an amount equal to the amount earned by the Energy East Management Corporation Benefit Trust on its investment of $3,333,241 in a financial vehicle to be selected by Networks in a commercially reasonable manner consistent with the goal of obtaining a net guaranteed level of interest without risk of loss of principal. In the event Mr. Kump’s employment is terminated by Networks for cause or by Mr. Kump without good reason and early termination or redemption fees are incurred in connection with the above-mentioned financial vehicle, the amount of such early termination or redemption fees shall be deducted from the amount otherwise payable to Mr. Kump pursuant to the employment agreement. Losses with respect to any such investment may not be passed along to Mr. Kump, and Networks guarantees that Mr. Kump shall receive not less than $3,333,241 at the time payment is due.

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Peter Church

On October 1, 2018, AMC entered into an employment agreement with Mr. Church. The employment agreement provides for an initial base salary of $330,000, subject to annual review and adjustment, and participation in the EVP Plan. Under the EVP Plan, Mr. Church is eligible to receive a maximum incentive opportunity equal to 90% of his annual base salary. In connection with Mr. Church’s appointment as Senior Vice President – Chief Human Resources Officer, he received an initial signing bonus of $150,000, half of which was paid in his first paycheck and the second half will be paid on the first pay period after the completion of six months of service. In the event of a voluntary termination within two years of his hire date, Mr. Church will be required to repay the entire signing bonus amount within 30 days of separation. In connection with his appointment Mr. Church received a grant of 8,000 RSUs under the Omnibus Incentive Plan that vest on December 31, 2020 and a grant of 19,000 PSUs under the 2016 LTIP, which vest in 2019 to the extent that the company has met the relevant performance goals. Mr. Church is also eligible to participate in the company’s 401(k) plan, health and welfare plans, and other benefits on the same terms as all other employees; provided, that in the event that Mr. Church becomes eligible to receive benefits under the company’s long term disability plan, the company shall supplement such benefits so that Mr. Church receives aggregate benefits under the long term disability plan and all other disability income sources of not less than 85% of Mr. Church’s base salary at the time such disability commenced.

In the event that Mr. Church’s employment is terminated without “cause” or he resigns for “good reason” (each as defined in the employment agreement), Mr. Church will be entitled to receive, subject to the execution of a release of claims, a severance payment equal to the sum of (i) his base salary and (ii) the annual incentive award paid to Mr. Church with respect to the year immediately preceding the year in which such termination or resignation occurred.

If Mr. Church’s employment is terminated due to his disability, he will be entitled to receive his base salary through the date of termination, which is 30 days after the notice of termination is given. In the event of his resignation without good reason or due to Mr. Church’s retirement, he will be entitled to receive his base salary through the date of termination, which is not less than 30 days and not more than 60 days after the notice of termination is given.

The employment agreement contains a Code Section 280G net-better off cutback, which means benefits are reduced to the maximum amount that does not trigger the excise tax imposed by Section 4999 of the Code unless the executive would be better off (on an after-tax basis) if the executive received all payments and benefits and paid all excise and income taxes. This provision only applies in the event of a termination of Mr. Church’s employment without cause or resignation for good reason within one year following a “change in control” (as defined in his employment agreement).

The employment agreement contains 12-month post-employment non-competition and non-solicitation provisions.

R. Scott Mahoney

Mr. Mahoney entered into an employment agreement with Energy East Management Corporation, a predecessor of Avangrid Service Company, dated March 1, 2008, to serve as Deputy General Counsel. The initial term of the agreement was from March 1, 2008 to February 28, 2009 but is automatically extended for an additional month thereafter unless either party gives notice of non-renewal. The agreement provides for an initial base salary of $200,000 and participation in all employee benefit plans and incentive compensation plans made available to comparable executives. In the event that Mr. Mahoney’s employment is terminated without “cause,” he shall be entitled to severance equal to one year of base salary. For purposes of the agreement, “cause” is generally defined as (i) willful and continued failure to substantially perform his duties (other than resulting from incapacity due to physical or mental illness), (ii) the willful engaging in conduct which is demonstrably and

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Executive Compensation (continued)

materially injurious to AVANGRID or its affiliates, monetarily or otherwise. The agreement contains provisions preventing disclosure of confidential information, a 12-month post-termination non-compete and a 12-month post-termination non-solicitation. Effective January 7, 2018, Mr. Mahoney’s annual base salary increased to $415,000.

Richard Nicholas

UIL’s direct subsidiary, The United Illuminating Company, entered into an employment agreement with Mr. Nicholas, dated March 1, 2005. The agreement had an original term of two years and automatically renews for additional one-year periods unless we provide Mr. Nicholas with a 90 day notice of our decision not to renew the agreement. This agreement provides an annual base salary of $227,000, subject to upward revision by the board of UIL at such times as the salary rates of other officers are reviewed by the directors, and subject to downward revision by the board of UIL contemporaneously with any general reduction of the salary rates of other officers, except in the event of a change in control of UIL. Effective April 3, 2016, Mr. Nicholas’ annual base salary became $449,509. Mr. Nicholas is also entitled to participate in UIL’s annual short-term and long-term incentive programs. Following the UIL acquisition, the company was required to assume the UIL employment agreement with Mr. Nicholas under the terms of the approved merger agreement. Mr. Nicholas retired from the company effective July 7, 2018.

If Mr. Nicholas died, retired, or otherwise terminated his employment due to disability (as defined in his employment agreement), he (or his beneficiary) would be entitled to (i) his annual incentive compensation (pro-rated to date of termination) paid in a lump sum; and (ii) any long-term incentive awards, paid at the end of the performance period (if earned). If Mr. Nicholas voluntarily terminated his employment (not on account of breach by us), he would not be entitled to severance or continued subsidized medical and dental coverage, and would forfeit his annual incentive compensation and long-term incentive awards that were not yet earned. However, Mr. Nicholas has satisfied the age and service requirements for retirement. Under all termination scenarios, Mr. Nicholas (or his beneficiary) would be eligible to receive his vested accrued benefits under the UIL 401(k) plan, the UI Pension Plan and the UIL Deferred Compensation Plan, in accordance with their terms, and retiree medical and life insurance benefits. Under all termination scenarios, other than a termination for cause, Mr. Nicholas (or his beneficiary) would be eligible for benefits under the UI SERP, in accordance with the terms of that plan.

Sheila Duncan

Ms. Duncan resigned as Senior Vice President – Human Resources & Corporate Administration effective October 31, 2018 in connection with the conclusion of her international assignment from Scottish Power, a wholly-owned subsidiary of Iberdrola, S.A. on December 31, 2018. Ms. Duncan had entered into a letter agreement with Iberdrola USA Management Corporation (now known as AMC), a subsidiary of the company, dated April 1, 2015 to act as Chief Human Resources Officer of the company. The letter provides for an annual base salary of $315,000 and participation in the company’s annual incentive program with an annual bonus opportunity of 45% to 90% of base salary. Effective January 7, 2018, Ms. Duncan’s annual base salary became $366,528. In addition, the letter provides that Ms. Duncan will receive immigration assistance, an annual housing allowance, an annual car allowance, and relocation benefits, among other benefits generally available to international assignees of Iberdrola, S.A.

Summary of Executive Variable Pay Plan

In the event that a participant under the EVP Plan is terminated for any reason other than retirement, disability or death, or the participant is no longer employed by the company or an affiliate due to the participant’s employer ceasing to be a member of the company’s controlled group due a sale or other transaction that does not constitute a “change in control” (as defined in the

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Executive Compensation (continued)

EVP Plan), such participant shall not be entitled to receive the EVP Plan award unless otherwise determined by the board in its sole discretion. In the event of retirement, disability or death, or the participant is no longer employed by the company or an affiliate due to the participant’s employer ceasing to be a member of the controlled group due a sale or other transaction that does not constitute a “change in control” (as defined in the EVP Plan), the participant is entitled to receive a prorated award based on the number of days of participation. The participant must have been an active employee during at least three months of the relevant calendar performance period in order to be eligible to receive the pro-rated award. For additional information about the EVP Plan, see the section entitled “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive – Plan Structure” beginning on page 48.

Summary of Equity Incentive Plans

2016 LTIP

The maximum number of shares allocated to all participants of the 2016 LTIP may not exceed 2,500,000 AVANGRID shares. PSUs granted under the 2016 LTIP vest at the end of the four-year period to the extent that AVANGRID has met the performance goals established by the independent compensation forum. Vested PSUs are then paid in AVANGRID common shares over an additional three year period, provided the participant remains employed by the company or any affiliate through the applicable payment date. The 2016 LTIP has a term of 7 years, within which the period between financial years 2016 and 2019 is the period for evaluation of achievement of the performance goals and the period between financial years 2020 and 2022 is the payment period.

In the event that a participant under the 2016 LTIP is terminated for any reason other than death, disability, retirement, Resignation for Good Reason or termination by the company without Cause (all as defined in the 2016 LTIP) prior to the payment date, such participant shall not be entitled to receive the outstanding unvested awards. In the event of retirement, disability, death or Resignation for Good Reason prior to the payment date, the participant is entitled to a prorated award based on the number of days of participation, subject to the objectives having been achieved and certain other conditions having been fulfilled. PSUs will be payable in shares of company common stock.

If a Change in Control (as defined in the 2016 LTIP) occurs during the performance period and the participant’s employment is terminated as a result of his or her death, disability, retirement, resignation for Good Reason, or by the company without Cause, then a pro-rated portion of the total PSUs will vest on the Change in Control date, calculated by multiplying (i) the sum of (A) the number of PSUs earned based upon actual achievement of the performance goals through the Change in Control date and (B) the number of PSUs earned during the period of time commencing on the date after the Change of Control date and ending on the date of the termination of employment (calculated based upon performance at the “Good” level) by (ii) a fraction, the numerator of which equals the number of days in the performance period before the date the grantee’s termination of employment and the denominator of which equals 1,461.

If there is a Change in Control during the three-year payment period that constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i), then all outstanding PSUs will vest based on the actual performance levels achieved at the end of the performance period and the compensation, nominating and corporate governance committee may, in its sole discretion, accelerate payment of shares of common stock in respect of such PSUs.

For additional information about the 2016 LTIP, see the section entitled “Compensation Discussion and Analysis—Elements of Compensation—Long Term Incentive” beginning on page 52.

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Executive Compensation (continued)

Omnibus Incentive Plan

RSUs, which represent the right to receive a share of common stock or cash, were granted to Messrs. Torgerson and Church under the Omnibus Incentive Plan. The RSU award agreements also provide for dividend equivalents. Dividend equivalents are subject to the same vesting, payment and other provisions that apply to the underlying RSU to which such additional RSUs relate. The RSUs vest upon a specified date, subject to the grantee’s continued employment on such vesting date, provided, however, the RSUs will vest in full upon the participant’s death, disability, retirement with the consent of the company, a termination by the company for “cause” (as defined in the Omnibus Incentive Plan) or the participant’s resignation of his employment on account of a “constructive termination” (as defined in the Omnibus Incentive Plan), in each case, following the occurrence of a “change in control” (as defined in the Omnibus Incentive Plan).

Strategic Bonus Plan

Messrs. Kump and Mahoney and Ms. Duncan participated in the Strategic Bonus Plan, which granted participants shares of Iberdrola, S.A. stock based on achievement of pre-established performance metrics from 2014 to 2016. Following the completion of the UIL acquisition, the board of directors of Iberdrola, S.A. declared an early termination of the Strategic Bonus Plan for participants from the company, including Messrs. Kump and Mahoney and Ms. Duncan effective December 31, 2015. The payout amounts were pro-rated for the two years that had elapsed since the commencement of the 2014-2016 Strategic Bonus Plan. The level of achievement was determined as 93.2% by the Iberdrola, S.A. board on April 25, 2017, and first installment was paid on June 16, 2017. The second installment was paid on March 23, 2018. As a result of an amendment to the Strategic Bonus Plan made in connection with the early termination, the payout was made in cash, rather than shares of Iberdrola, S.A. stock.

UIL 2008 Stock Plan

Messrs. Torgerson and Nicholas participated in the UIL 2008 Stock Plan. The awards held by these executives were subject to “double trigger” vesting provisions that would result in acceleration of these awards in the event the executive was involuntarily or constructively terminated within 24 months following a change in control of UIL. The change in control requirement for such accelerated vesting was triggered as a result of our acquisition of UIL in 2015. Therefore, the outstanding awards held by these executive under the UIL 2008 Stock Plan would have become vested in the event of such a termination.

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Executive Compensation (continued)

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning unvested stock and equity incentive plan awards outstanding as of December 31, 2018, for each NEO:

	Plan Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Numbers of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
James Torgerson	2016 LTIP(2)	July 14, 2016	—	—	207,253	10,381,303
	Employment agreement	(3)	1,371	68,673	—	—
	RSU Agreement under Omnibus Plan(4)	June 7, 2018	60,000	3,188,729	—	—
Douglas Stuver	2016 LTIP(2)	Various	—	—	10,000	500,900
Robert Kump	2016 LTIP(2)	July 14, 2016	—	—	90,494	4,532,844
Peter Church	2016 LTIP(2)	October 29, 2018	—	—	19,000	951,710
	RSU Agreement under Omnibus Plan(4)	October 29, 2018	8,000	400,720	—	—
R. Scott Mahoney	2016 LTIP(2)	July 14, 2016	—	—	41,523	2,079,887
Richard Nicholas	2016 LTIP(2)	July 14, 2016	—	—	40,857	2,046,527
Sheila Duncan	2016 LTIP(2)	July 14, 2016	—	—	27,404	1,372,666

(1)	Amounts represent the product of the December 31, 2018 closing price of AVANGRID common stock of $50.09 multiplied by the number of shares subject to the awards.

(2)

Number of PSUs represents the maximum award level under the 2016 LTIP, as the actual performance during the measurement period from January 1, 2016 to December 31, 2019 is not yet determinable. The actual number of units earned (if any) will be based on performance at the end of the performance period described under “Compensation Discussion and Analysis—Details of Each Element of Compensation—Long Term Incentive.”

(3)

The outstanding restricted stock award listed for Mr. Torgerson’s employment agreement represents the unvested portion of: 2,033 shares of UIL restricted stock that vest ratably over a five year period beginning March 25, 2013; 2,196 shares of restricted stock that vest ratably over a five year period beginning March 24, 2014; and, 1,584 shares of restricted stock that vest ratably over a five year period beginning March 23, 2015, which were assumed by us upon the acquisition of UIL, at which time UIL shares were converted to company shares using a conversion factor of 1.2806.

(4)

Mr. Torgerson’s RSU grant vests, subject to continued employment, on the date of AVANGRID’s regular annual shareholders’ meeting occurring in calendar year 2020. Mr. Church’s RSU grant vests, subject to continued employment, on December 31, 2020.

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Executive Compensation (continued)

Stock Vested

The following table provides information concerning vesting of stock awards during 2018 for each NEO:

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

James Torgerson(2)	49,164	2,414,710

Douglas Stuver	—	—

Robert Kump	—	—

Peter Church	—	—

R. Scott Mahoney	—	—

Richard Nicholas (2)	16,074	789,073

Sheila Duncan	—	—

(1)	Represents the aggregate dollar amount realized upon vesting computed by multiplying the number of shares of stock by the fair market value on the distribution date.

(2)

Represents shares vested under the 2015-2017 UIL Long Term Compensation Plan on March 9, 2018, and includes 47,677 and 16,074 shares for Messrs. Torgerson and Nicholas, respectively. In addition, Mr. Torgerson also vested in 1,487 previously-granted shares of restricted stock.

Pension Benefits

The following table sets forth information as to the NEOs regarding payments or other benefits at, following or in connection with retirement:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

James Torgerson(1)	—	—	—	—

Douglas Stuver(1)	—	—	—	—

Robert Kump(2)	Retirement Benefit Plan for Employees of NYSEG	32.50	1,900,006	0

Peter Church(1)	—	—	—	—

R. Scott Mahoney(2)	Retirement Income Plan for Non-Union Employees of CMP	21.08	873,881	—
	Energy East Corporation ERISA Excess Plan	21.08	1,317,508	—

Richard Nicholas(2)	UI Pension Plan	17.17	1,001,744	27,350
	UI SERP	17.17	1,694,147	0

Sheila Duncan(1)	—	—	—	—

(1)	Messrs. Torgerson, Stuver and Church and Ms. Duncan are not eligible for participation in company pension plans.

(2)

Annuities and lump sums are valued using the 12/31/2018 US GAAP disclosure assumptions, specifically a 3.93% discount rate for the NYSEG and CMP Retirement Plans and Energy East Excess Plan, a 4.09% discount rate for the UI Pension Plan and the UI SERP, and RP2006 fully generational mortality projected with scale MP2017. Calculations reflect actual form of payment elections for UI SERP benefits (elected lump sum); actual form of payment election of 50J&S annuity from the UI Pension Plan. For a description of the calculation of present value of the accumulated benefit, see Note 16 – Post-retirement and Similar Obligations of our consolidated financial statements for the fiscal year ended December 31, 2018 included in our 2018 Annual Report on Form 10-K.

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Executive Compensation (continued)

Robert	Kump

Mr. Kump participates in the Retirement Benefit Plan for Employees of NYSEG (the “NYSEG Pension Plan”), a defined benefit pension plan of AVANGRID’s subsidiary intended to be qualified under Section 401(a) of the Code. Non-union employees who perform at least an hour of service are eligible to participate in the plan, provided that no new non-union employees are eligible to participate after January 1, 2014. Mr. Kump’s retirement benefits under the plan is determined using the “base basic annual benefit” under the plan, generally equal the sum of: (i) the product of (a) 1.37% of the first $10,000 of “final average earnings” and (b) the number of years and monthly fractions of a year in his “period of service” not exceeding 35 years; and (ii) the product of (a) 1.65% of “final average earnings” in excess of 10,000, and (b) the number of years and monthly fractions of a year in his period of service not exceeding 35 years; and (iii) the product of (a) 1% of “final average earnings,” and (b) the lesser of (A) the amount by which the number of years and monthly fractions of a year in his period of service exceeds 35 years, and (B) five. “Final average earnings” is generally defined under the plan as the participant’s average annualized regular earnings for the 60 consecutive month period of highest earnings within the 120 month period ending with the calendar month immediately preceding the calendar month in which the participant terminates service. Benefits accrued under the plan generally vest 100% after five years of service. A participant shall generally be provided with a monthly benefit that commences with the employee’s retirement date (generally, age 65) equal to 1/12 of the employee’s basic annual benefit. The normal form of benefit is a single life annuity for unmarried participants and a 50% contingent annuity with a five year pop-up for married participants, provided that the participant may elect other forms of payment including a joint and survivor annuity, a single life annuity with ten years certain or a lump-sum payment. Participants eligible for early retirement will receive a reduced basic annual benefit upon such early retirement after attaining age 55. Benefits are unreduced at age 60 for participants with at least ten years of service.

Richard Nicholas

Mr. Nicholas participates in The United Illuminating Company Pension Plan (the “UI Pension Plan”), which was assumed by AVANGRID upon the acquisition of UIL. The United Illuminating Company is an operating subsidiary of UIL. Retirement benefits under the UI Pension Plan are determined by a fixed formula, based on years of service and the participant’s average annual earnings during the three years during which the person’s earnings were the highest or, if greater, the average of his or her final 36 months of compensation (“Final Average Compensation”). Under the current UI Pension Plan formula, a participant’s annual accrued benefit equals 1.6% multiplied by Final Average Compensation multiplied by Years of Benefit Service up to 30 years. A participant’s accrued benefit is calculated in the form of a single life annuity beginning at his or her normal retirement date. For purposes of computing UI Pension Plan benefits, “annual earnings” includes total compensation from us, as reported on Form W-2 for a calendar year, plus elective deferrals made during a calendar year under our cafeteria plan and/or the UIL 401(k) plan. It excludes any amounts contributed to, or the value of benefits under, any deferred compensation plan, long-term incentive plan, employee benefit or fringe benefit program, any other compensation, and cash-outs of unused vacation payable to non-union employees. Under the UI Pension Plan, a participant’s “Normal Retirement Age” means his or her 65th birthday or 5th anniversary of participation in the plan, whichever is later. The plan also permits benefits to commence on or after reaching “Early Retirement.” In order to qualify for early retirement benefits under the plan, a participant must retire after reaching at least age 55 and being credited with 10 years of vesting service. If a participant is at least age 58, and the sum of his or her age and years of service equals 88 (the “rule of 88”) when he or she retires from active employment with us, then pension benefits will not be reduced for early commencement. Pursuant to the terms of the UI Pension Plan, if a participant retires on or after May 16, 2003, having reached age 55 and before age 58, and the sum of his or her age and years of service equals at

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Executive Compensation (continued)

least 88, then the participant’s accrued benefit will be reduced by 3% for each full year by which his or her retirement date precedes age 58. If a participant with 10 years of service retires on or after age 55 and the rule of 88 is not satisfied, then the participant’s accrued benefit will be reduced by 3% for each full year by which his or her retirement precedes his Normal Retirement Date but is on or after age 58, and by an additional 4% per year by which his or her retirement is on or after age 55 and before age 58. Mr. Nicholas also participates in The United Illuminating Company Supplemental Executive Retirement Plan (the “UI SERP”), which was assumed by AVANGRID upon the acquisition of UIL. Under the terms of the UI SERP, Mr. Nicholas is entitled, upon his retirement, to a benefit equal to the difference between (A) what his annual retirement benefit would be under the UI Pension Plan, expressed as a life annuity commencing at the Participant’s Normal Retirement Date (as defined in the UI Pension Plan), without his compensation being limited by Section 401(a)(17) of the Code, and (B) what his annual benefit is under the UI Pension Plan with such compensation limit imposed. In calculating supplemental retirement benefits, short-term incentive compensation is included, but long-term incentive compensation is not. The United Illuminating Company maintains a “rabbi trust,” which contains certain insurance policies and other assets, intended to help The United Illuminating Company and UIL satisfy their respective obligations to executives under the UI SERP. Mr. Nicholas retired on July 7, 2018.

R. Scott Mahoney

Mr. Mahoney participates in The Retirement Income Plan for Non-Union Employees of CMP, a defined benefit pension plan intended to be qualified under Section 401(a) of the IRS Code. Employees who have reached age 21 are eligible, provided that no new employees are eligible to participate after January 1, 2014. The amount of monthly retirement benefit payable to a participant beginning at age 65 is generally equal to (i) (a) 1.7% of the participant’s “final average earnings” multiplied by (b) years of benefit service up to 30 such years, plus (ii) (a) 0.5% of the participant’s “final average earnings” multiplied by (b) years of benefit service in excess of 30 minus (iii)(a) 50% of the participant’s social security benefit, multiplied by (b) a fraction equal to his years of benefit service up to 35 such years divided by 35. “Final average earnings” is generally defined under the plan as the monthly average of a participant’s highest 60 consecutive calendar months of basic earnings during the 120 month period ending in the month in which the participant’s service termination date occurs. Benefit accrued under the plan generally vest 100% after five years of service. The normal form of benefit is a single life annuity for unmarried participants and a 50% contingent annuity for married participants, provided that the participant may elect other forms of actuarially equivalent benefits including a joint & survivor annuity. Participants eligible for early retirement will receive a reduced basic annual benefit upon such early retirement after attaining age 55. Benefits are unreduced at age 62 for participants with at least five years of service.

Mr. Mahoney also participates in the Energy East Corporation ERISA Excess Plan (the “ERISA Excess Plan”), which has been adopted by AVANGRID. The purpose of the ERISA Excess Plan is to increase retirement benefits to certain executives beyond those currently provided by the tax qualified defined benefit plans due to limitation under the Code on the amount of benefit that can be accrued and the amount of compensation that can be used to calculate benefits. The benefit payable under the ERISA Excess Plan is generally (i) the benefit payable at date of commencement as a straight life annuity specified by the qualified defined benefit pension plan the executive participates minus (ii) the benefit payable at date of commencement as a straight life annuity under the qualified defined benefit pension plan the executive participates in. Upon separation from service, retirement or disability, a participant shall receive a benefit payable in the form of an actuarially equivalent lump sum. Any portion of the actuarially equivalent lump sum benefit attributable to the eligibility, compensation and service after December 31, 2004 may be delayed until the earlier of (i) the beginning of the seventh month following the month of the participant’s separation from service (due to termination of employment or retirement) or (ii) death. Contributions to the ERISA Excess Plan are made to a rabbi trust.

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Executive Compensation (continued)

Nonqualified Deferred Compensation

The following table sets forth information as to the NEOs regarding defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance Last Fiscal Year ($)

James Torgerson	76,358	161,360	737,567	—	17,743,924

Douglas Stuver(1)	—	—	—	—	—

Robert Kump	—	70,574	77,668	—	4,277,930

Peter Church(1)	—	—	—	—	—

R. Scott Mahoney	40,124	—	—	—	37,269

Richard Nicholas	—	—	193,087	255,218	5,311,033

Sheila Duncan(1)	—	—	—	—	—

(1)	Messrs. Stuver and Church and Ms. Duncan do not participate in any deferred compensation plan sponsored by the company.

Messrs. Torgerson and Nicholas participate in UIL Deferred Compensation Plan, which was assumed by AVANGRID upon the acquisition of UIL. Under the UIL Deferred Compensation Plan, executives may elect to defer certain elements of compensation. These elements include up to 85% of base salary and 100% of increases in salary, 100% of short- and long-term incentive payments, and up to 100% of restricted shares and performance shares (deferred in the form of stock units). Such deferrals are not matched by employer contributions although the UIL Deferred Compensation Plan does allow for discretionary employer contributions. Except for those deferrals deemed invested in stock units, participants in the UIL Deferred Compensation Plan are permitted to direct investments of their elective deferral accounts into ‘deemed’ investments consisting of non-publicly traded mutual funds available through variable insurance products. The rate of the return on their investments is measured by the actual rate of return of the selected investments, reduced by fund management fees and fund expenses, and no above-market earnings are credited. Mr. Torgerson’s employment agreement with AVANGRID effective January 1, 2016, provides for his continued participation in the UIL Deferred Compensation Plan with annual Company Discretionary Contributions of $1,000,000 for 2016 and 15% of Mr. Torgerson’s base salary thereafter; provided, that Mr. Torgerson is employed by us on the date of each contribution.

Mr. Kump participates in the AVANGRID Deferred Compensation Plan. The AVANGRID Deferred Compensation Plan provides that AVANGRID will make annual contributions under the plan to a deferred compensation account set up for each participant in an amount set forth in a participant’s employment agreement. For each of the participating NEOs, the employment agreement provides that an annual employer contribution of 10% of base salary will be made to a non-qualified deferred compensation plan, such as the AVANGRID Deferred Compensation Plan, with a final pro-rata contribution for the year of Mr. Kump’s termination of employment based upon the portion of the year in which he works. Under the AVANGRID Deferred Compensation Plan, the participant is fully vested at all times in all contributions and earnings credited to his deferred compensation account.

Contributions to the AVANGRID Deferred Compensation Plan are notational only and earn notational investment income based on an investment vehicle selected by the AVANGRID fiduciary committee. Distribution of amounts in a participant’s deferred

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Executive Compensation (continued)

compensation account shall commence in the form and at the time elected by the participant. Participants must make an election as to form and timing within 30 days of becoming a participant and may not modify that election. Upon a participant’s death prior to distribution, the plan will distribute the account within 60 days following in the form elected by the participant, unless it takes longer to identify the appropriate beneficiary. If a participant dies after commencing payments, the remaining payments will be made to the designated beneficiary. Amounts will be paid in one of the following forms as timely elected by the participant: (i) a single lump sum; (ii) annual or monthly installment payments for a period of either five or ten years; (iii) a single life annuity with the participant as beneficiary unless payment is due to the death of the participant, in which case a life annuity may be payable to the participant’s beneficiary; (iv) a joint and survivor annuity, with the Participant as the primary beneficiary; or (v) any combination thereof.

Mr. Kump’s employment agreement provides that Mr. Kump and Networks acknowledge that the Agreement and Release between Mr. Kump and Networks executed on September 25, 2009 shall remain in full force and effect. Mr. Kump and Networks agree that the amount payable to Mr. Kump pursuant to such Agreement and Release shall be increased by an amount equal to the amount earned by the Energy East Management Corporation Benefit Trust on its investment of $3,333,241 in a financial vehicle to be selected by Networks in a commercially reasonable manner consistent with the goal of obtaining a net guaranteed level of interest without risk of loss of principal. In the event Mr. Kump’s employment is terminated by Networks for cause or by Mr. Kump without good reason and early termination or redemption fees are incurred in connection with the above-mentioned financial vehicle, the amount of such early termination or redemption fees shall be deducted from the amount otherwise payable to Mr. Kump pursuant to the employment agreement. Losses with respect to any such investment may not be passed along to Mr. Kump, and Networks guarantees that Mr. Kump shall receive not less than $3,333,241 at the time payment is due.

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Executive Compensation (continued)

Potential Payments upon Termination or Change in Control

The amount of compensation payable to each NEO in the event of a termination of employment, or a change in control, on December 31, 2018, is described below under “— Quantification of Potential Payments upon Termination or Change in Control.” For additional explanation of payments under the various termination scenarios, see “Summary of Employment Agreements.”

Quantification of Potential Payments upon Termination or Change in Control

The following table sets forth potential benefits that each NEO would be entitled to receive in the event that the executive’s employment with us is terminated for any reason, including a resignation without good reason, a termination without cause, resignation with good reason, and termination without cause or resignation with good reason in each case in connection with a change in control, and in the event of a change in control without termination or death or disability. The amounts shown in the table are the amounts that would have been payable under existing plans and arrangements if the NEO’s employment had terminated, and/or a change in control occurred on December 31, 2018. “Cash Compensation” includes payments of salary, bonus, severance or death benefit amounts payable in the applicable scenario. The actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s termination or a change in control and accordingly, may differ from the estimated amounts set forth in the table below.

Named Executive Officer	Resignation by Executive Without Good Reason ($)	Termination by Company Without Cause ($)	Resignation by Executive with Good Reason ($)	Termination by Company Without Cause, or Resignation by Executive with Good Reason, in Connection with Change in Control ($)	Change in Control Without Termination ($)	Death/ Disability ($)

James Torgerson
Cash Compensation(1)	847,660	3,047,660	3,047,660	3,047,660	—	847,660
Health and Welfare Benefits(2)	—	19,704	19,704	19,704	—	—
Long-Term Incentive(3)	7,854,650	7,854,650	7,854,650	7,854,650	—	10,860,050

TOTAL	8,702,310	10,922,015	10,922,015	10,922,015		11,707,710

Douglas Stuver
Cash Compensation(1)	—	422,410	422,410	422,410	—	166,322
Long-Term Incentive(3)	—	—	—	375,675	—	375,675

TOTAL	—	422,410	422,410	798,085	—	541,997

Robert Kump
Cash Compensation(1)	4,726,006	6,248,080	6,248,080	6,248,080	—	6,248,080
Long-Term Incentive(3)	3,399,633	3,399,633	3,399,633	3,399,633	—	3,399,633

TOTAL	8,125,640	9,647,714	9,647,714	9,647,714		9,295,111

Peter Church
Cash Compensation(1)	—	330,00	330,00	330,00	—	—
Long-Term Incentive(3)	—	—	—	135,959	—	536,679

TOTAL		330,000	330,000	465,959	—	536,679

R. Scott Mahoney
Cash Compensation(1)	—	415,000	—	415,000	—	287,429
Long-Term Incentive(3)	—	—	—	1,559,915	—	1,559,915

TOTAL	—	415,000	—	1,974,915	—	1,847,344

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Executive Compensation (continued)

Named Executive Officer	Resignation by Executive Without Good Reason ($)	Termination by Company Without Cause ($)	Resignation by Executive with Good Reason ($)	Termination by Company Without Cause, or Resignation by Executive with Good Reason, in Connection with Change in Control ($)	Change in Control Without Termination ($)	Death/ Disability ($)

Richard Nicholas
Cash Compensation(1)	176,063	—	—	—	—	—
Long-Term Incentive(3)	2,046,527	—	—	—	—	—
UI SERP(4)	1,694,147	—	—	—	—	—

TOTAL	3,916,737	—	—	—	—	—

Sheila Duncan
Cash Compensation(1)	—	—	—	—	—	240,772
Long-Term Incentive(3)	—	1,372,666	1,372,666	1,372,666	—	1,372,666

TOTAL	—	1,372,666	1,372,666	1,372,666	—	1,613,438

(1)	See “—Summary of Employment Agreements.”

(2)	Amounts shown reflect the value of the additional benefit Mr. Torgerson would have received in the event of termination per his employment agreements.

(3)

See “—Summary of Equity Incentive Plans—2016 LTIP.” Figures shown reflect the pro-rated maximum grant payable in all circumstances to Messrs. Torgerson, Kump, and Nicholas due to their retirement eligibility and Ms. Duncan after a change in control, had their employment terminated on December 31, 2018. Payouts are subject to attaining the applicable performance criteria and the amounts shown assume maximum payout levels. Actual payments may differ and could be zero.

(4)	Amount shown for actual retirement benefit paid in February 2019.

74	2019 Proxy Statement

Executive Compensation (continued)

CEO Pay Ratio

We believe our executive compensation program must be internally consistent and equitable and be designed to attract, retain, and motivate the most qualified professionals, in order to enable us to attain our strategic objectives. For 2018, the total compensation of James Torgerson, our chief executive officer (“CEO”) was $5,709,436, as shown in the Summary Compensation Table beginning on page 57 (the “CEO Compensation”). We reasonably estimate, based on the calculations described below consistent with Item 402(u) of Regulation S-K, that the ratio of the CEO Compensation to the total compensation of our median employee was 52:1.

On December 31, 2018, our measurement date for the employee population, we had 6,412 employees (whether employed on a full-time, part-time, or seasonal basis), all of whom were located in the United States. We identified the median employee using W-2 compensation as our consistently applied measure, which consisted of total cash compensation paid during 2018 and exclude any long-term incentive awards granted in 2018 for all individuals. We identified this payment information for all employees who were employed by us on the December 31, 2018 measurement date. Since all of our employees as well as our CEO are located in the United States, we did not make any cost of living adjustments in identifying the median employee. These results were then ranked, excluding the CEO, from lowest to highest, and the median employee was identified. After identifying the median employee, we calculated annual total compensation of $110,413 for such employee using the same methodology we use for our CEO Compensation. Our ratio of CEO Compensation reported for 2018 as compared to our ratio of CEO Compensation reported for 2017 increased primarily due to a one-time grant of RSUs in 2018 intended to promote retention and further incentive long-term performance and strategic planning.

Because the SEC rules for identifying the median of the annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee population and practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our company.

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PROPOSALS

This proxy statement contains three proposals requiring shareholder action.

76	2019 Proxy Statement

Proposals (continued)

Proposal One – Election of Directors

The board recommends that the shareholders vote FOR the election of each of our 14 nominees.

Our board of directors has nominated Ignacio Sánchez Galán, John Baldacci, Robert Duffy, Carol Folt, Teresa Herbert, Patricia Jacobs, John Lahey, Santiago Martinez Garrido, Juan Carlos Rebollo Liceaga, José Sáinz Armada, Alan Solomont, Elizabeth Timm, and James Torgerson to be elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

At the Annual Meeting, holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for election of the board’s 14 nominees.

The election of directors at the Annual Meeting will be decided by a majority of the votes cast at the Annual Meeting in person or by proxy by the holders of shares entitled to vote therein. This means that each nominee must receive more “FOR” than “AGAINST” votes at the Annual Meeting by the holders of shares of our common stock will be elected as directors. Abstentions and broker non-votes will not be counted as votes cast for such purposes. The term of any incumbent director who does not receive the affirmative vote of a majority of the shares presented or presented in person by proxy and voting at the Annual Meeting in an uncontested election must tender his resignation to the board and the board will decide, through a process managed by the compensation, nominating and corporate governance committee, whether to accept such resignation or to have such director serve on a holdover basis until a successor is appointed. An “uncontested election” is generally any meeting of shareholders at which the number of nominees does not exceed the number of directors to be elected.

Each of the directors nominated by the board has consented to serving as a nominee, being named in this proxy statement, and serving on the board if elected. Each director elected at the Annual Meeting will be elected to serve a one-year term. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the present board to fill the vacancy.

If any director is unable to stand for election, our board of directors may reduce the number of directors or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director. We do not expect that any nominee will be unavailable or unable to serve. See the section entitled “Certain Relationships and Related Party Transactions—The Shareholder Agreement” for additional information beginning on page 34.

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Proposals (continued)

Proposal Two – Ratification of the Selection of KPMG as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2019

The board recommends that the shareholders vote FOR the ratification of the selection of KPMG as the company’s independent registered public accounting firm for 2019.

The audit and compliance committee has reappointed KPMG US, LLP (“KPMG”) as the independent registered public accounting firm of the company for the year ending December 31, 2019. KPMG has served as the company’s independent registered public accounting firm since March 10, 2017. The audit and compliance committee reviews the performance of the independent registered public accounting firm annually. As a result of its evaluation of KPMG’s qualifications, performance and independence, the board and the audit and compliance committee believe that the continued retention of KPMG to serve as AVANGRID’s independent auditor for the year ending December 31, 2019 is in the best interests of the company and its shareholders. Representatives of KPMG are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

At the Annual Meeting, shareholders will be asked to ratify this selection, which requires the affirmative vote of a majority of the votes cast at the annual meeting in person or by proxy by the holders of shares entitled to vote therein. Abstentions will not be counted as votes cast for such purposes. Unless contrary instructions are given, shares represented by proxies solicited by the board will be voted for the ratification of the selection of KPMG as our independent registered public accounting firm for the year ending December 31, 2019. If the selection of KPMG is not ratified by the shareholders, the audit and compliance committee will reconsider the matter. Even if the selection of KPMG is ratified, the audit and compliance committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in our best interests.

Independent Registered Public Accounting Firm Engagement and Fees

The audit and compliance committee previously selected KPMG as the company’s independent registered public accounting firm for the year ending December 31, 2019. The company dismissed its previous independent registered public accounting firm, Ernst & Young, LLP (“E&Y”), effective as of March 10, 2017 upon completion of E&Y’s audit of AVANGRID’s financial statements for the year ended December 31, 2016. In connection with E&Y’s audits reports of AVANGRID’s consolidated financial statements for the years ended December 31, 2016 and 2015 and through March 10, 2017, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions to Item 304 of Regulation S-K) with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreement in its reports on such financial statements.

E&Y’s audit reports on AVANGRID’s consolidated financial statements for the years ended December 31, 2016 and 2015 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that E&Y issued an adverse audit report on the effectiveness of the AVANGRID’s internal control

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Proposals (continued)

over financial reporting as of December 31, 2016. In addition, during AVANGRID’s two most recent fiscal years prior to dismissing E&Y, the year ended December 31, 2016 and 2015 and during the interim period through March 10, 2017, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except that E&Y advised AVANGRID of certain deficiencies in AVANGRID’s internal controls over financial reporting identified during E&Y’s audit of AVANGRID’s consolidated financial statements for the years ended December 31, 2016 and 2015, that individually or in the aggregate constituted a material weakness.

As disclosed in AVANGRID’s annual report on Form 10-K for the year ended December 31, 2016, management identified certain deficiencies that rose to the level of a material weakness related to: (1) the accounting for the change in the estimated useful life of certain elements of the wind farms at Avangrid Renewables, LLC, an indirect wholly-owned subsidiary of AVANGRID (“Renewables”), and other smaller deficiencies related to documentation of internal controls procedures and enhancement of review controls at Renewables, (2) the preparation of the consolidated financial statements, specifically the classification and disclosure of financial information, and (3) the measurement and disclosure of income taxes (collectively, the “2016 material weaknesses”). As a result of these material weaknesses, management concluded that, as of December 31, 2016, AVANGRID’s internal control over financial reporting was not effective.

In addition, during E&Y’s audit of AVANGRID’s consolidated financial statements for the year ended December 31, 2015, E&Y identified certain errors in the income tax and depreciation expense accounts that resulted in AVANGRID making material corrections to its income tax provision, deferred income tax liabilities, depreciation expense and accumulated depreciation balances. Certain of these adjustments related to prior periods and AVANGRID corrected the financial information such prior periods and disclosed this correction within Note 2 to its audited consolidated financial statements of its Annual Report on Form 10-K for the year ended December 31, 2015. These errors were due to the Company’s accounting personnel having insufficient time and resources combined with ineffective review controls sufficiently precise to detect errors in the financial statements and, as a result, E&Y concluded that there were material weaknesses in the Company’s internal control over financial reporting. The audit and compliance committee discussed the material weaknesses with E&Y. AVANGRID authorized E&Y to respond fully to the inquiries from KPMG concerning the material weakness. There are no limitations placed on E&Y or KPMG concerning the inquiry of any matter related to AVANGRID’s financial reporting.

We disclosed the matters above in a Current Report on Form 8-K filed with the SEC on March 10, 2017. We provided a copy of such report to E&Y and requested that E&Y furnish a letter addressed to the SEC stating whether it agreed with the statements made by us in such report, and if not, stating the respects in which it did not agree. We received the requested letter from E&Y and a copy of such letter was filed as an exhibit to the report.

During the years ended December 31, 2016 and 2015 and the subsequent interim period through March 10, 2017, neither AVANGRID, nor anyone on its behalf, consulted KPMG regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the financial statements of AVANGRID, and no written report or oral advice was provided to AVANGRID by KPMG that was an important factor considered by AVANGRID in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

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Proposals (continued)

Remediation Efforts Related to the 2017 Material Weakness

As disclosed in AVANGRID’s annual report on Form 10-K for the year ended December 31, 2017, we identified a material weakness in internal control over financial reporting related to the measurement and disclosure of income taxes, or the 2017 material weakness. AVANGRID’s management, with oversight from the audit and compliance committee, conducted the following remediation efforts that effectively remediated the 2017 material weakness as of December 31, 2018:

-

Further accelerated the deadline of key activities to allow sufficient time for the execution of consolidated deferred income tax controls that were further refined during 2018 that management has determined through testing are more precise;

-

Further increased the capabilities of income tax accounting resources to devote additional time and internal control resources to consolidated income tax accounting and reporting processes and controls; and

-

Enhanced the automation of certain income tax processes and controls to allow for the more timely completion and enhanced review of internal controls surrounding consolidated deferred income tax financial information and disclosures.

Remediation Efforts Related to the 2016 Material Weaknesses

As disclosed in AVANGRID’s annual report on Form 10-K for the year ended December 31, 2016, we identified three material weaknesses in internal control over financial reporting, or the 2016 material weaknesses. AVANGRID’s management, with oversight from the audit and compliance committee, conducted the following remediation efforts that effectively remediated items 1 and 2 of the 2016 material weaknesses as of December 31, 2017:

-

Educated and re-trained internal control employees regarding internal control processes to mitigate identified risks and maintain adequate documentation to evidence the effective design and operation of such processes;

-

Implemented and enhanced controls to monitor the effectiveness of the underlying business process controls that depend on the data and financial reports generated from the relevant information systems;

-	Increased accounting personnel and internal control resources in order to devote additional time to accounting and reporting processes and controls;
-	Implemented and enhanced additional management review controls for the Renewables business and in the preparation of the consolidated financial statements;
-	Finalized implementation of controls previously designed during the third and fourth quarters of 2016 and further enhanced during 2017;
-	Implemented specific enhanced review procedures in the property, plant and equipment area at Renewables, including the estimation of useful lives; and
-

Identified and implemented internal control activities where control activities related to certain financial statement assertions could be performed at lower levels of management (e.g., completeness and accuracy of data) to allow senior management to focus their review on higher risk and technical areas.

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Proposals (continued)

Fees Paid to Auditors

For the years ended December 31, 2017 and December 31, 2018, AVANGRID paid KPMG the following fees for services rendered:

Audit Fees and Expenses	2018	2017

Audit Fees(1)(3)	$16,810,000	$16,348,000

Audit-Related fees(2)	508,500	315,000

Tax Fees	—	—

All Other Fees	—	—

Total Fees and Expenses	$17,318,500	$16,663,000

(1)

Audit Fees relate to the audit of the company’s annual consolidated financial statements for the years ended December 31, 2018 and 2017 and for review of the quarterly financial statements. Audit Fees and Expenses also include the audits of Networks and its wholly owned subsidiaries, NYSEG, RG&E, CMP, The United Illuminating Company, The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation, and The Berkshire Gas Company for the year ended December 31, 2018 and 2017, including statutory filings for regulatory filing purposes. It also includes work performed to attest and report on the Sarbanes-Oxley Act of 2002, Section 404 compliance for the Networks consolidated financial statements arising under a regulatory requirement for such entity and its subsidiaries.

(2)

Audit-Related Fees include comfort letter fees for the year ended December 31, 2018 and audit reports required to be issued on subsidiary employee benefit plans ($67,000 paid to Baker Newman Noyes for 2018) and comfort letter fees for the year ended December 31, 2017.

(3)

Subsequent to filing the proxy statement for the 2018 annual meeting of shareholders, we paid an additional $2,330,984 for audit fees related to the 2017 audit, for a total of $18,678,984 of audit fees for the year ended December 31, 2017.

Audit and Compliance Committee Pre-Approval Policy and Procedures

The audit and compliance committee must be informed of and authorize any audit and non-audit services and relationships with our independent registered public accounting firm, consistent with procedures adopted by the audit and compliance committee, which must be in compliance with applicable law, regulations, and NYSE rules. In conducting reviews of audit and non-audit services, the audit and compliance committee will determine whether the provision of such services would impair the independent registered public accounting firm’s independence and will only authorize services that it believes will not impair such firm’s independence. All services rendered by KPMG in 2018 were authorized pursuant to this process.

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Proposals (continued)

Proposal Three – Advisory Approval of Our Named Executive Officer Compensation

The board recommends that the shareholders vote FOR the non-binding resolution to approve our named executive officer compensation as disclosed in this proxy statement.

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, and the related rules of the SEC, an advisory vote on the frequency of shareholder votes on executive compensation was conducted in connection with the 2016 annual meeting of shareholders. At that meeting our shareholders agreed, and the board subsequently approved, that our shareholders have the opportunity to cast an advisory vote on an annual basis to approve the compensation of our named executive officers (“say on pay” vote) as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion included in this proxy statement. In connection with this proposal the board encourages shareholders to read the Compensation Discussion and Analysis section beginning on page 42 for additional details about our executive compensation program, including information about the fiscal year 2018 named executive officer compensation.

Our executive compensation program is designed to effectively reward performance, while reflecting the responsibilities of our executive officers. Our compensation philosophy is to offer compensation that makes it possible to attract, retain, and motivate the most qualified professionals in a way that aligns with our long-term business goals and values, without motivating or rewarding excessive risk-taking. Compensation for the named executive officers primarily consists of base salary, annual incentive, and long-term incentive. Other elements of compensation, including retirement benefits, life insurance, savings, health and welfare plans and other benefits offered to employees generally are also considered in order to evaluate the entire compensation package offered to executives.

We value the feedback provided by our shareholders. At our 2018 annual meeting, over 99% of the votes cast were in favor of our named executive officer compensation. We have discussions with our shareholders on an ongoing basis regarding various corporate governance topics, including executive compensation, and take into account the views of our shareholders regarding the design and effectiveness of our executive compensation program. As an advisory vote, this proposal is not binding on us, the board or the compensation, nominating and corporate governance committee. However, the board and compensation, nominating and corporate governance committee value the opinions expressed by our shareholders and will carefully consider the outcome of the vote proposal in future decisions on executive compensation. This non-binding resolution will be approved if it receives the affirmative vote of a majority of the votes cast in person or by proxy by the holders of shares entitled to vote therein. Abstentions and broker non-votes will not be counted as votes cast for such purposes. Shareholders are being asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

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Other Information

This section includes additional information about the Annual Meeting and other general information.

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Other Information

Report of the Audit and Compliance Committee

On behalf of the board, the audit and compliance committee oversees the operation of AVANGRID’s system of internal controls in respect of the integrity of its financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance and independence of its independent registered public accounting firm. The audit and compliance committee’s function is one of oversight, recognizing that AVANGRID’s management is responsible for preparing its financial statements, and the company’s independent registered public accounting firm is responsible for auditing those financial statements. Consistent with this oversight responsibility, the audit and compliance committee has reviewed and discussed with management the audited financial statements of AVANGRID for the year ended December 31, 2018, and management’s assessment of internal control over financial reporting as of December 31, 2018.

The audit and compliance committee has also discussed with KPMG US, LLP (“KPMG”) the matters required to be discussed by the applicable Public Company Accounting Oversight Board (the “PCAOB”) rules. The audit and compliance committee has also received the written disclosures in the letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG’s independence and has discussed with them, and considered whether the non-audit services provided by the independent registered public accounting firm to the Company are compatible with maintaining the firm’s independence.

AVANGRID also has an internal audit department that reports to the audit and compliance committee. The audit and compliance committee reviews and approves the internal audit plan once a year and receives updates of internal audit results throughout the year. The audit and compliance committee discussed with the company’s internal auditors and KPMG the overall scope and plans for their respective audits. The audit and compliance committee met with the internal auditors and KPMG to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

Based on these reviews and discussions, the audit and compliance committee recommended to the board that AVANGRID’s audited financial statements for the year ended December 31, 2018, be included in its annual report on Form 10-K for the fiscal year then ended. The audit and compliance committee has selected KPMG as our independent registered public accounting firm for the year ending December 31, 2019, and has asked the shareholders to ratify the selection.

Audit and Compliance Committee

Alan D. Solomont (Chair) • Carol L. Folt • Elizabeth Timm

This Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the Report of the Audit and Compliance Committee by reference therein.

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Other Information (continued)

Equity Compensation Plan Information

The following table shows information relating to the number of shares authorized for issuance under the company’s equity compensation plans as of December 31, 2018, including the UIL Deferred Compensation Plan, which is an equity compensation plan assumed by us (and which was not subsequently voted on by our shareholders) in connection with our acquisition of UIL in December 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (column (a))	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans
Approved by shareholders of AVANGRID	1,268,722(2)	—	1,231,278
Not approved by shareholders of AVANGRID(1)	485,810(3)	—	—
Total	1754,532	—	1,231,278

(1)

In connection with the acquisition of UIL, each award of restricted UIL common stock granted under the UIL Deferred Compensation Plan that was outstanding and unvested or otherwise subject to forfeiture or other restrictions immediately prior to the effective time of the acquisition (which are referred to as restricted shares), other than those restricted shares that vested by their terms upon the effective time of the acquisition, converted into the right to receive the number of validly-issued restricted shares of our common stock equal to the product (rounded up to the nearest whole number) of the number of such restricted shares multiplied by the equity exchange factor of 1.2806. Any restricted shares of our common stock received remain subject to the same terms and conditions (including vesting and forfeiture restrictions) as were applicable to the corresponding UIL restricted shares immediately prior to the effective time of the acquisition.

(2)	Represents performance share units and restricted share units to be issued upon satisfaction of applicable performance and service requirements.

(3)	Includes deferred restricted stock to be issued upon satisfaction of applicable performance and service requirements.

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Other Information (continued)

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to the company regarding the beneficial ownership of its common stock as of April 29, 2019, by (i) each person known by the company to be the beneficial owner of more than 5% of the outstanding shares of its common stock, (ii) each of our directors and nominees, (iii) each of our named executive officers and (iv) all of our executive officers and directors serving as of April 29, 2019, as a group. Unless otherwise stated, the address of each named executive officer and director is c/o Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477. The persons listed below have sole voting and investment power as to all shares indicated unless otherwise noted.

Name	Total number of shares beneficially owned and nature of beneficial ownership	Percent of outstanding shares of common stock owned	Of total number of shares beneficially owned, number of deferred shares

Iberdrola, S.A(1)	252,235,232	81.5	—

Ignacio Sánchez Galán	106,400	*	—

John Baldacci	350	*	—

Pedro Azagra Blázquez	—	—	—

Arnold Chase(2)	506,143	*	—

Peter Church	—	—	—

Robert Duffy	—	—	—

Sheila Duncan	—	—	—

Alfredo Elías Ayub	—	—	—

Carol Folt	—	—	—

Teresa Herbert	—	—	—

Patricia Jacobs	—	—	—

Robert Kump	—	—	—

John Lahey	93,632	*	71,584

R. Scott Mahoney	1,000	*	—

Santiago Martinez Garrido	—	—	—

Richard Nicholas	113,483	*	56,948

Juan Carlos Rebollo Liceaga	—	—	—

Sonsoles Rubio Reinoso	—	—	—

José Sáinz Armada	—	—	—

Alan Solomont	4,269	*	—

Douglas Stuver	803	*	—

Elizabeth Timm	1,962	*	—

James Torgerson	429,010	*	292,205

All directors and executive officers as a group (24 persons)	1,153,341	*	363,789

*	The percentage of shares beneficially owned by such director or named executive officer does not exceed one percent of the outstanding shares of common stock.

(1)

Information with respect to Iberdrola, S.A. was obtained from a Schedule 13G filed with the SEC on February 12, 2016. Iberdrola, S.A.’s address is c/o Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477.

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Other Information (continued)

(2)

Shares reported as beneficially owned by Mr. Chase include 459,304 shares directly held by Mr. Chase with respect to which he holds sole voting and investment power; 44,166 shares directly held by The Sandra and Arnold Chase Family Foundation, Inc., a charitable foundation of which Mr. Chase serves as a director, president and chief executive officer, and with respect to which he may be deemed to hold shared voting and investment power; 498 shares of AVANGRID common stock held by The Arnold Chase Family, LLC, of which Mr. Chase serves as manager and may be deemed to hold shared voting and investment power; and 2,175 shares of AVANGRID common stock held by Mr. Chase’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires AVANGRID’s directors, certain of its officers and persons who beneficially own more than 10% of the outstanding shares of AVANGRID’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on AVANGRID’s review of copies of such reports, and on written representations from such reporting persons, AVANGRID believes that in 2018 all such reporting persons filed the required reports on a timely basis in accordance with Section 16(a).

Date for Submission of Proposals by Shareholders

Shareholders who intend to present proposals for action at the 2020 annual meeting of shareholders are advised that such proposals must be received at our principal executive offices by December 31, 2019, which is the 120th day prior to the first anniversary of the date on which this proxy statement was first released to our shareholders in connection with the 2019 annual meeting, and must satisfy the conditions established by the SEC for such purpose in order to be included in the proxy statement and form of proxy for that meeting.

Written notice of proposals of shareholders to be considered at the 2020 annual meeting without inclusion in next year’s proxy statement must be received on or before March 15, 2020, which is the 45th day prior to the first anniversary of the date on which this proxy statement was first released to our shareholders in connection with the 2019 annual meeting. If a notice is received after March 15, 2020, then the notice will be considered untimely and the proxies held by management may provide the discretion to vote against such proposal, even though the proposal is not discussed in the proxy statement. Notices of intention to present proposals at the 2020 annual meeting should be addressed to R. Scott Mahoney, Senior Vice President – General Counsel and Corporate Secretary, Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477.

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Other Information (continued)

Frequently Asked Questions

Why am I receiving these proxy materials?

The proxy materials include our notice of annual meeting of shareholders, proxy statement and 2018 annual report. If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instructions form for the annual meeting. Our board of directors has made these materials available to you in connection with the solicitation of proxies by the board. The proxies will be used at our annual meeting, or any adjournment or postponement thereof. We made these materials available to shareholders beginning on or about April 29, 2019.

Our shareholders are invited to attend the 2019 annual meeting and vote on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may vote by completing, signing, dating and returning a proxy card or by executing a proxy via the internet or by telephone.

How can I access the proxy materials on the internet?

In accordance with SEC rules, we are using the internet as the primary means of furnishing proxy materials to shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We instead sent shareholders a Notice of Internet Availability of the Proxy Materials (the “Notice”) with instructions for accessing the proxy materials including the notice of annual meeting of shareholders, proxy statement and 2018 annual report, via the internet and voting via the internet or by telephone. The Notice was mailed on or about April 29, 2019. The Notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. Additionally, and in accordance with SEC rules, you may access our proxy materials at www.proxyvote.com.

The Notice provides you with instructions regarding how to:

•	view the proxy materials for the annual meeting on the internet and execute a proxy; and

•	instruct us to send future proxy materials to you in printed form or electronically by e-mail.

Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who can vote?

Only shareholders of record of our common stock at the close of business on April 29, 2019 (the “record date”), may vote, either in person or by proxy, at the annual meeting. On the record date, we had approximately 309,491,082 shares of common stock outstanding. You are entitled to one vote for each share of common stock that you owned on the record date. There are no other voting securities of the company outstanding.

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Other Information (continued)

How do I know if I am a beneficial owner of shares?

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “voting instructions form.” If you request printed copies of the proxy materials by mail, you will receive a voting instructions form.

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the annual meeting. You may do this by using one of the following methods:

•	Voting again by telephone or over the internet prior to 11:59 p.m., Eastern Time, on June 26, 2019

•	Giving timely written notice to the corporate secretary of our company

•	Delivering a timely later-dated proxy

•	Voting in person at the annual meeting

If you hold your shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm or by voting in person via legal proxy at the annual meeting.

How many votes must be present to hold the annual meeting?

In order for us to conduct the annual meeting, the holders of a majority of the shares of the common stock outstanding as of April 29, 2019, must be present at the annual meeting in person or by proxy. This is referred to as a quorum. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. Your shares will be counted as present at the annual meeting if you do one of the following:

•	Vote via the internet or by telephone

•	Return a properly executed proxy by mail (even if you do not provide voting instructions)

•	Attend the annual meeting and vote in person

We urge you to vote in advance of the annual meeting by voting by Internet, telephone or mail but you may vote in person by attending the annual meeting. If you do not hold your shares directly in your own name and your shares are held in the name of a brokerage firm or other nominee you must bring a valid “legal proxy.” You can obtain a legal proxy by contacting your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares.

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Other Information (continued)

Will my shares be voted if I do not provide my proxy?

If you hold your shares directly in your own name, your shares will not be voted if you do not vote them or provide a proxy. If your shares are held in the name of a brokerage firm or other nominee, under NYSE rules, your broker may vote your shares on “routine” matters even if you do not provide a proxy. The only routine matter to be voted on at the 2019 annual meeting is the ratification of the selection of our independent registered public accounting firm for the current calendar year. If a brokerage firm votes your shares on these matters in accordance with these rules, your shares will count as present at the annual meeting for purposes of establishing a quorum and will count as “FOR” votes or “AGAINST” votes, as the case may be, depending on how the broker votes. If a brokerage firm signs and returns a proxy on your behalf that does not contain voting instructions, your shares will count as present at the annual meeting for quorum purposes and will be voted in connection with the selection of KPMG as our independent public accounting firm for the current year, but will not count as a “FOR” vote for any other matter, including the election of directors.

What are broker non-votes?

A “broker non-vote” occurs when a beneficial owner of shares held by a broker, bank or other nominee that holds our common stock for a beneficial owner returns a proxy to us but cannot vote the shares it holds as to a particular matter because it has not received voting instructions from the beneficial owner and the matter to be voted on is not “routine” under the NYSE rules.

What if I return my proxy but do not provide voting instructions?

If you hold your shares directly in your own name, and you sign and return your proxy card (including over the internet or by telephone) but do not include voting instructions, your proxy will be voted as the board recommends on each proposal.

What vote is required to adopt each of the proposals?

Each share of our common stock outstanding on the record date is entitled to one vote on each of the 14 director nominees and one vote on each other matter.

•

Proposal One: Election of directors – In an uncontested elections, directors receiving an affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. An “uncontested election” is generally any meeting of shareholders at which the number of nominees does not exceed the number of directors to be elected. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal. For your vote to be counted, you must submit your voting instructions to your broker or custodian. Broker non-votes will not be counted as present and are not entitled to vote on this proposal. Abstentions and broker non-votes will not be counted as votes cast for such purposes.

•

Proposal Two: Ratification of KPMG as independent auditor for 2019 – The affirmative vote of a majority of the votes cast at the annual meeting in person or by proxy by the holders of shares entitled to vote therein is required to ratify the audit and compliance committee’s appointment of KPMG as the company’s independent auditors for 2019. Even if you do not instruct your broker how to vote with respect to this item, your broker may vote your shares with respect to this proposal. Abstentions will not be counted as votes cast for such purposes.

•

Proposal Three: Advisory resolution to approve named executive officer compensation – Approval of the advisory resolution to approve named executive officer compensation requires the affirmative vote of a majority of the votes cast at the annual

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Other Information (continued)

meeting in person or by proxy by the holders of shares entitled to vote therein. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal. For your vote to be counted, you must submit your voting instructions to your broker or custodian. Abstentions and broker non-votes will not be counted as votes cast for such purposes.

When will the voting results be announced?

We will announce preliminary voting results at the annual meeting. We will report final results on our website at www.avangrid.com and in a filing with the SEC on a Form 8-K.

What should I do if I have other questions?

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Okapi Partners LLC (Okapi) toll free at (855) 208-8902.

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Other Information (continued)

Additional Information

Annual meeting admission

Only shareholders and certain other permitted attendees may attend the annual meeting. Admission to the annual meeting will be on a first-come, first-served basis. Proof of AVANGRID share ownership as of the record date, along with photo identification, will be required for admission. Shareholders holding shares in an account at a brokerage firm, bank, broker-dealer or other similar organization (“street name” holders) will need to bring a copy of a brokerage statement reflecting their share ownership as of the record date. No cameras, recording equipment, electronic devices, use of cell phones or other mobile devices, large bags or packages will be permitted at the annual meeting.

Our principal executive office

The company’s principal executive office is located at 180 Marsh Hill Road, Orange, Connecticut 06477.

Expenses of solicitation

We pay all costs of soliciting proxies, including the cost of preparing, assembling and mailing the Notice, proxy statement and proxy. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone or by other electronic means. We may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition, Okapi has been retained to aid in the solicitation. Its fees for this solicitation are not expected to exceed $8,000 exclusive of expenses.

Householding

To reduce the expense of delivering duplicate proxy materials to our shareholders, we are relying on the SEC rules that permit us to deliver only one set of proxy materials, including our proxy statement, our 2018 annual report and the Notice, to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. This practice, known as “householding,” reduces duplicate mailings, thus saving printing and postage costs as well as natural resources. Each shareholder retains a separate right to vote on all matters presented at the annual meeting. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you wish to receive a separate copy of the 2018 annual report or other proxy materials, free of charge, or if you wish to receive separate copies of future annual reports or proxy materials, please mail your request to Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477 or call 207-629-1200.

92	2019 Proxy Statement

Other Information (continued)

Other Business

As of the date of this proxy statement, we do not know of any other matters that may be presented for action at the meeting. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxy in accordance with their best judgment.

Availability of Proxy Materials

Our 2018 annual report on Form 10-K (which is not a part of our proxy soliciting materials), is being mailed with this proxy statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this proxy statement and our 2018 annual report on Form 10-K are available at our website at www.avangrid.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com. If you did not receive this proxy statement or our annual report on Form 10-K by mail, one will be provided to you without charge, if you request it in writing. Please direct your written requests to R. Scott Mahoney, Senior Vice President – General Counsel and Corporate Secretary, Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477. The company’s copying costs will be charged if exhibits to the 2018 annual report on Form 10-K are requested.

The information provided on the company’s website (www.avangrid.com) is referenced in this proxy statement for information purposes only. The information on the company’s website shall not be deemed to be a part of or incorporated by reference into this proxy statement or any other filings we make with the SEC.

2019 Proxy Statement	93

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on June 27, 2019:

The notice of annual meeting of shareholders, proxy statement,

and 2018 annual report are available at www.proxyvote.com.

94	2019 Proxy Statement

Annex A – Non-GAAP Financial Measures

2019 Proxy Statement	A-1

Use of Non-GAAP Financial Measures

Use of Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we consider adjusted net income and adjusted earnings per share as non-GAAP financial measures that are not prepared in accordance with U.S. GAAP. The non-GAAP financial measures we use are specific to AVANGRID and the non-GAAP financial measures of other companies may not be calculated in the same manner. We use these non-GAAP financial measures, in addition to U.S. GAAP measures, to establish operating budgets and operational goals to manage and monitor our business, evaluate our operating and financial performance and to compare such performance to prior periods and to the performance of our competitors. We believe that presenting such non-GAAP financial measures is useful because such measures can be used to analyze and compare profitability between companies and industries by eliminating the impact of certain non-cash charges. In addition, we present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance.

We define adjusted net income as net income adjusted to exclude restructuring charges, mark-to-market adjustments to reflect the effect of mark-to-market changes in the fair value of derivative instruments used by AVANGRID to economically hedge market price fluctuations in related underlying physical transactions for the purchase and sale of electricity, loss from held for sale measurement, impact of the Tax Act, accelerated depreciation derived from repowering of a windfarm, gain on the sale of equity method and other investment, other than temporary impairment (“OTTI”), and adjustments for the non-core gas storage and trading businesses. We believe adjusted net income is more useful in understanding and evaluating actual and projected financial performance and contribution of AVANGRID core lines of business and to more fully compare and explain our results. The most directly comparable U.S. GAAP measure to adjusted net income is net income. We also define adjusted earnings per share, or adjusted EPS, as adjusted net income converted to an earnings per share amount. The use of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, AVANGRID’s U.S. GAAP financial information, and investors are cautioned that the non-GAAP financial measures are limited in their usefulness, may be unique to AVANGRID and should be considered only as a supplement to AVANGRID’s U.S. GAAP financial measures. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools. Non-GAAP financial measures are not primary measurements of our performance under U.S. GAAP and should not be considered as alternatives to operating income, net income or any other performance measures determined in accordance with U.S. GAAP.

Reconciliation of Adjusted Net Income and Adjusted EPS

The following tables provide a reconciliation between net income attributable to AVANGRID and adjusted net income and earnings per share (“EPS”) attributable to AVANGRID to adjusted earnings per share, respectively, by segment.

A-2	2019 Proxy Statement

Use of Non-GAAP Financial Measures (continued)

	Year Ended December 31, 2018
	Total	Networks	Renewables	Corporate *	Gas Storage

	(in millions)

Net Income (Loss) Attributable to Avangrid, Inc.	$595	$478	$148	$(12)	$(19)

Adjustments:

Mark-to-market adjustments - Renewables	25	—	25	—	—

Restructuring charges	4	4	—	—	—

Loss from held for sale measurement	16	—	—	—	16

Impact of the Tax Act	46	5	16	25	—

Accelerated depreciation from repowering	3	—	3	—	—

Income tax impact of adjustments (1)	6	(1)	(7)	—	14

Gas Storage, net of tax	(11)	—	—	—	(11)

Adjusted Net Income (2)	$684	$486	$185	$13	$—

(1)

Income tax impact of adjustments: $(6) million from mark-to-market adjustment, $(1) million from accelerated depreciation, $(1) million from restructuring charges, $14 million from loss from held for sale measurement for the year ended December 31, 2018. Income tax impact of $(5) million from mark-to-market adjustment, $(8) million from restructuring charges, $(13) million from OTTI on an equity method investment, $(179) million from loss from held for sale measurement and $43 million from adjustment to unitary income taxes as a result of expected future sale of Gas for the year ended December 31, 2017. Income tax impact of $14 million from sale of equity method investment, $1 million from sale of other investment, $(1) million on impairment of investment and $8 million from mark-to-market adjustment for the year ended December 31, 2016.

(2)

Adjusted Net Income is a non-GAAP financial measure and is presented after excluding restructuring charges, gain on the sale of equity method and other investments, OTTI on equity method and other investment, loss from held for sale measurement, impact of the Tax Act, accelerated depreciation derived from repowering of a wind farm, mark-to-market activities in Renewables and Gas storage businesses.

Year Ended December 31, 2018

Networks	$1.54

Renewables	0.48

Corporate (1)	(0.04)

Gas Storage	(0.06)

Earnings Per Share	$1.92

Adjustments:

Restructuring charges (2)	0.01

Mark-to-market adjustments - Renewables (3)	0.08

Loss from held for sale measurement (4)	0.05

Impact of the Tax Act (5)	0.15

Accelerated depreciation from repowering (6)	0.01

Income tax impact of adjustments	0.02

Gas Storage, net of tax	(0.04)

Adjusted Earnings Per Share (7)	$2.21

(1)	Includes corporate and other non-regulated entities as well as intersegment eliminations.

(2)

Restructuring and severance related charges relate to costs resulted from restructuring actions involving initial targeted voluntary workforce reductions and related costs in our plan to vacate a lease, predominantly within the Networks segment.

(3)

Mark-to-market adjustments relate to changes in the fair value of derivative instruments used by AVANGRID to economically hedge market price fluctuations in related underlying physical transactions for the purchase and sale of electricity and gas.

(4)	Represents loss from measurement of assets and liabilities held for sale in connection with the sale of the gas trading and storage businesses.

(5)	Represents the impact from measurement of deferred income tax balances as a result of the Tax Act.

(6)	Represents the amount of accelerated depreciation derived from repowering of a wind farm in the Renewables segment.

(7)

Adjusted net income and Adjusted EPS are non-GAAP financial measures and are presented after excluding restructuring charges, gain on the sale of equity method and other investments, OTTI on equity method and other investment, loss from held for sale measurement, impact of the Tax Act, accelerated depreciation derived from the repowering of a wind farm, mark-to-market activities in Renewables and Gas storage businesses.

2019 Proxy Statement	A-3

AVANGRID, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717 SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SHAREHOLDER MEETING REGISTRATION: To vote and/or attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E78859-P24969 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AVANGRID, INC. For Against For All To vote against any individual nominee(s), mark “For All All Except All Except” and write the number(s) of the nominee(s) The following board nominees: of directors recommends you vote FOR the on the line below. Vote on Directors ! ! ! 1. ELECTION OF DIRECTORS Nominees: 01) Ignacio Sánchez Galán 08) Santiago Martinez Garrido 02) John Baldacci 09) Sonsoles Rubio Reinoso 03) Robert Duffy 10) Juan Carlos Rebollo Liceaga 04) Carol Folt 11) José Sáinz Armada 05) Teresa Herbert 12) Alan Solomont 06) Patricia Jacobs 13) Elizabeth Timm 07) John Lahey 14) James Torgerson The board of directors recommends you vote FOR the following proposals: For Against Abstain 2. RATIFICATION OF THE SELECTION OF KPMG US LLP AS AVANGRID, INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING ! ! ! DECEMBER 31, 2019. 3. NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS. ! ! ! NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. For address changes and/or comments, please check this box and write them ! on the back where indicated. Please indicate if you plan to attend this meeting. ! ! Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ATTENDANCE TICKET If you plan on personally attending the annual meeting of shareholders, you will be asked to verify that you are a shareholder by presenting this attendance ticket together with a proper form of identification. Cameras, recording devices and other electronic devices including telephones or other devices with photographic capability should not be used during the meeting and are subject to confiscation. For the safety of attendees, all bags, packages, briefcases, and similar items are subject to inspection. Your compliance is appreciated. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 27, 2019: The notice of annual meeting of shareholders, proxy statement and 2018 annual report are available at www.proxyvote.com. E78860-P24969 AVANGRID, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS JUNE 27, 2019 The shareholder(s) hereby appoint(s) R. Scott Mahoney and Elizabeth K. Riotte, as proxies, each with the power to appoint his or her substitute; and hereby authorize(s) him or her to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of Avangrid, Inc. that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held at 8:30 a.m. on June 27, 2019 at WilmerHale, 60 State Street, Boston, Massachusetts 02109, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND AS RECOMMENDED FOR EACH PROPOSAL AS WELL AS IN THE DISCRETION OF THE APPOINTED PROXIES WITH RESPECT TO ANY OTHER ITEMS THAT MAY PROPERLY COME BEFORE THE MEETING. FOR PARTICIPANTS IN THE UIL EMPLOYEE STOCK OWNERSHIP PLAN (KSOP), THE BERKSHIRE GAS COMPANY UNION 401(k) PLAN and THE CONNECTICUT NATURAL GAS CORPORATION UNION EMPLOYEE SAVINGS PLAN: This Proxy covers all shares for which the undersigned has the right to give voting instructions to T. Rowe Price Retirement Plan Services, Trustee of THE UIL EMPLOYEE STOCK OWNERSHIP PLAN (KSOP), THE BERKSHIRE GAS COMPANY UNION 401(k) PLAN and THE CONNECTICUT NATURAL GAS CORPORATION UNION EMPLOYEE SAVINGS PLAN. This Proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 p.m. Eastern time on June 24, 2019, the shares represented by this proxy will be voted in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side